UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Emeritus Corporation

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March 19, 2012

To the Shareholders of Emeritus Corporation:

You are cordially invited to attend the 2012 annual meeting of shareholders of Emeritus Corporation to be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Wednesday, May 9, 2012, at 10:00 a.m. local time.  Our board of directors has fixed the close of business on March 9, 2012 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments thereof.

The Notice of Annual Meeting and proxy statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of directors and the ratification of KPMG LLP as our independent registered accounting firm.

Our board of directors recommends that you vote FOR each of the proposals described in this proxy statement.

Your vote is very important.  Please vote your shares promptly, whether or not you expect to attend the meeting in person.  To vote your shares, please refer to the instructions on the proxy card or voting instruction form, or review the section entitled Voting of Proxies; Revocation of Proxies beginning on page 1 of the accompanying proxy statement.  Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the annual meeting of our shareholders and vote in person.

This proxy statement is dated March 19, 2012 and is first being mailed to Emeritus shareholders on or about March 27, 2012.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2012

The annual meeting of shareholders of Emeritus Corporation will be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Wednesday, May 9, 2012, at 10:00 a.m. local time to consider and act upon the following matters:

1.	To elect three directors nominated by our board of directors to serve until the 2015 annual meeting of shareholders;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The board of directors recommends that you vote FOR the election of each of the director nominees and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

The board of directors has fixed the close of business on March 9, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments or postponements thereof.  Shareholders are cordially invited to attend the annual meeting of our shareholders in person.

To vote your shares, please refer to the instructions on the proxy card or voting instruction form, or review the section entitled Voting of Proxies; Revocation of Proxies beginning on page 1 of the accompanying proxy statement.

By order of the board of directors,

/s/ Granger Cobb Granger Cobb President and Chief Executive Officer
Seattle, Washington
March 19, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 9, 2012

Our proxy statement is attached.  The proxy statement and our 2011 annual report to shareholders are available on our website at http://www.emeritus.com/Investors.  Additionally, and in accordance with
 Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

i

THE ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about March 27, 2012 in connection with the solicitation of proxies by our board of directors for the Emeritus Corporation 2012 Annual Meeting of Shareholders. In this proxy statement, we sometimes refer to Emeritus as the “Company,” “we” or “us,” and to the Company’s 2012 Annual Meeting of Shareholders as the “annual meeting.”

Date, Time and Place of the Annual Meeting

The 2012 annual meeting will be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Wednesday, May 9, 2012, at 10:00 a.m. local time.

Matters to be Considered at the Annual Meeting

The purpose of the annual meeting is to consider and vote on the proposals described below and any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

1.	To elect three directors nominated by our board of directors to serve until the 2015 annual meeting;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Record Date; Shares Entitled to Vote

We have fixed the close of business on March 9, 2012 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting.  Each holder of record of our common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.  No other shares of our capital stock are entitled to notice of, and to vote at, the annual meeting of our shareholders.  At the close of business on the record date, we had 45,030,636 shares of common stock outstanding and entitled to vote.

Voting of Proxies; Revocation of Proxies

If you vote your shares of Emeritus common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, your shares will be voted at the annual meeting as you indicate on your proxy, unless your proxy is revoked.  You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares.  If no instructions are indicated on your signed proxy card, your shares will be voted FOR the election of H. R. Brereton Barlow, Stuart Koenig and Robert E. Marks to our board of directors and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

If you are a registered shareholder, you may also vote your shares by accessing the Internet website specified on the printed proxy card and by following the instructions provided on the website.  Chapter 23B.07.220 of the Washington Business Corporation Act allows the electronic transmission of proxies to the person, firm, organization, or agent who is holder of the proxy.  Alternatively, if you are a registered shareholder, you may vote your shares by calling the telephone number specified in the printed proxy card and by following the instructions provided on the phone line.  If your shares are held in an account at a brokerage firm, bank, or other custodian, you must instruct such institution on how to vote your shares.  Your broker, bank, or other custodian will vote your shares only if you provide instructions on how to vote by following the voting instructions provided to you by your broker, bank, or other custodian.  If you do not instruct your broker, bank or other custodian, they will not be able to vote your shares other than for the proposal relating to the ratification of the appointment of our independent registered public accounting firm.  Please refer to the information forwarded by your broker, bank or other custodian to see what voting options are available to you.

You may revoke your proxy at any time prior to its use by delivering a signed notice of revocation to our Corporate Secretary at our corporate offices at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, by delivering a new duly executed proxy prior to the annual meeting or, if you are a holder of record, by attending the annual meeting and voting in person.  If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the annual meeting.  If you voted by the Internet or telephone and wish to change your vote, you may go to the Internet site or call the toll-free number specified in the proxy card or voting instructions, whichever is applicable to your earlier vote, and follow the directions for changing your vote.  Attendance at the annual meeting does not in itself constitute the revocation of a proxy.

Quorum; Broker Abstentions and Broker Non-Votes

A quorum, consisting of a majority of the shares entitled to vote as of the record date for the annual meeting, must be present in person or by proxy before any action may be taken at the annual meeting.  Broker non-votes (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) and abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting.  Shareholders are not entitled to cumulate votes in the election of directors.  The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be approved if a majority of the total votes cast on the proposal vote in favor of them.

Abstention from voting on any of the proposals will not affect the outcome of the proposals since no vote will have been cast for the proposals.  Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares with respect to the ratification of the appointment of our independent registered public accounting firm if specific instructions are not given.  Brokers do not have discretionary authority to vote on the election of our directors.  Broker non-votes will not affect the outcome of these proposals because broker non-votes are not considered votes cast.

Expenses of Solicitation

We will bear the cost of soliciting proxies.  Certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone, e-mail, or facsimile.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household.  Emeritus will promptly deliver a separate copy of this proxy statement to you if you write or call our Corporate Secretary at the following address or phone number: 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, telephone: (206) 298-2909.  You may also access a copy of this proxy statement and our 2011 Annual Report on our website at http://www.emeritus.com/Investors.  Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.  If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or, if you are a record holder, you may contact us at the above address and phone number.

Recommendation of Our Board of Directors

The Audit Committee of our board of directors approved the appointment of KPMG as our independent registered public accounting firm.  The Nominating and Corporate Governance Committee of our board of directors recommended, and our board of directors unanimously approved, the nominations of H. R. Brereton Barlow, Stuart Koenig and Robert E. Marks for election to our board of directors.

The Emeritus board of directors recommends that you vote FOR each of the nominees for election to our board of directors and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes.  One class is elected each year by the shareholders.  At the annual meeting, three directors will be elected to serve for a term of three years, expiring on the date of the 2015 annual meeting.  If elected, the nominees will continue in office until a successor has been elected or until the nominees have resigned or been removed in the manner provided by our amended and restated bylaws.  The names of the directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting, are listed below. The biographies of each nominee and each continuing director contains information regarding the person’s service as a director, business experience, director positions with publicly traded companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our board of directors and our Nominating and Corporate Governance Committee to determine that the person should serve as a member of our board of directors.

Pursuant to the terms of a shareholders’ agreement entered into in connection with our September 2007 acquisition of Summerville Senior Living, Inc., which we sometimes refer to as Summerville or the Summerville acquisition, Mr. Daniel R. Baty and his affiliated entities (the “Baty shareholders”), Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC, and Saratoga Management Company, LLC (the “Saratoga shareholders”) and AP Summerville, LLC (“AP Summerville”), AP Summerville II, LLC (“AP Summerville II”), Apollo Real Estate Investment Fund III, L.P. (“AREIF III”) and Apollo Real Estate Investment Fund IV, L.P. (“AREIF IV” and together with AP Summerville, AP Summerville II and AREIF III, the “Apollo shareholders”) agreed to vote their shares to elect one representative designated by the Baty shareholders, one representative designated by the Saratoga shareholders, one representative designated by the Apollo shareholders, and one representative designated by our board of directors so long as each shareholder group beneficially owns at least 5% of our outstanding shares or one-half of the amount of shares beneficially owned by the shareholder group immediately following the closing of the Summerville acquisition.  On September 16, 2010, Messrs. David Niemiec and Charles P. Durkin, Jr., who represented the Saratoga shareholders, resigned as directors.  The Saratoga shareholders have elected to not designate a new board representative, although they have not permanently waived their right to designate a representative under the shareholders’ agreement.  The Apollo shareholders have designated Mr. Koenig as their representative and the Baty shareholders have designated Stanley L. Baty as their representative.  In addition, pursuant to the shareholders agreement, the Baty shareholders, the Saratoga shareholders and the Apollo shareholders agreed to vote their shares to appoint Granger Cobb as director.

Nominees

Class I Directors Whose Terms Will Expire in 2015

H. R. Brereton Barlow (age 61) has served as a member of our board of directors since March 2011.  Mr. Barlow has served as the Chief Executive Officer of Premera Blue Cross since 2000.  Mr. Barlow joined Premera in 1997 as its Chief Financial Officer and was promoted to serve as Chief Operating Officer.  Previously, he served as Chief Financial Officer of Health Net, a major subsidiary of Health Systems International, a health maintenance organization, and AHI Healthcare Systems Inc., a primary and specialty care provider network.  Prior to his employment with Health Net and AHI Healthcare Systems Inc., Mr. Barlow was a partner with Deloitte & Touche, LLP and he is a certified public accountant.  Mr. Barlow currently serves on several boards of directors, including Blue Cross Blue Shield Association, National Institute for Health Care Management, Premera Blue Cross, and Washington Healthcare Forum.  He also serves on the advisory boards of Seattle University’s College of Nursing and the University of Washington’s Foster School of Business.  Mr. Barlow brings to the Board extensive executive experience in the healthcare industry, particularly in accounting, finance and operations.

Stuart Koenig (age 59) has served as a member of our board of directors since September 2007, when we completed the Summerville acquisition.  Mr. Koenig has been associated with Apollo Real Estate Advisors since 1995 and is a partner of the firm and its Chief Financial Officer.  Prior to 1995, Mr. Koenig was a Vice President in the Real Estate Principal Investment Area of Goldman, Sachs & Co. where he served as Controller and Director of Investor Relations for the Whitehall real estate investment funds.  We believe Mr. Koenig is qualified to serve on our board of directors because he brings extensive executive experience in real estate and healthcare industry investments, investor relations, financial management and executive compensation.

Robert E. Marks (age 60) has served as a member of our board of directors since July 2005.  Since 1994, Mr. Marks has been the President of Marks Ventures, LLC, a private equity investment firm.  Mr. Marks is a director and Chairman of the Audit and Finance Committee of Denny’s Corporation, as well as a member of the Board of Trustees of the Fisher House Foundation, a member of the Board of Trustees of the Greenwich, Connecticut Public Library, a member of the Board of Trustees of the Greenwich Field Club, a member of the Board of Trustees of The International Rescue Committee and a member of Stanford University’s Alumni Committee on Trustee Nominations. We believe Mr. Marks is qualified to serve on our board of directors because he brings extensive finance, investment and executive compensation experience in service industries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Continuing Directors

Class II Directors Whose Terms Will Expire in 2013

Stanley L. Baty (age 40) has served as a member of our board of directors since September 2004.  Mr. Baty is the son of Daniel R. Baty, chairman of our board of directors.  Since November 1996, Mr. Stan Baty has served as the Vice President of Columbia Pacific Management, Inc., where he is responsible for real estate related investment decisions.  From 1994 to 1996, Mr. Baty was a financial analyst for Nomura Securities Corporation.  We believe Mr. Baty is qualified to serve on our board of directors because he brings experience in real estate investment and operations, acquisitions and financial analysis.

Raymond R. Brandstrom (age 59) is one of the founders of Emeritus and has served as a member of our board of directors since our inception in 1993.  From 1993 to March 1999, Mr. Brandstrom served as our President and Chief Operating Officer.  Mr. Brandstrom served as our Vice President of Finance, Chief Financial Officer and Secretary from 2000 to 2007, and upon completion of the Summerville acquisition, he became our Executive Vice President—Finance, a position he held until his retirement from this position in December 2009.  Mr. Brandstrom remains an employee of our Company, Vice Chairman of the board of directors, and Corporate Secretary.  From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc., which are owned by Daniel R. Baty.  From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company previously affiliated with Mr. Baty that is engaged in the production and sale of table wines.  Mr. Brandstrom is a director and member of the audit committee of Red Lion Hotels Corporation, a publicly held company.  We believe Mr. Brandstrom is qualified to serve on our board of directors because he brings extensive healthcare industry experience in finance, financial reporting, real estate investment and operations, and in-depth knowledge of our business as one of our co-founders.

Granger Cobb (age 51) has served as our President and Chief Executive Officer since January 2011 and as a member of our board of directors since September 2007.  Mr. Cobb previously served as our President and Co-Chief Executive Officer since September 2007, when we completed our acquisition of Summerville.  He served as President, Chief Executive Officer and a director of Summerville from 2000 until the September 2007 Summerville acquisition.  Mr. Cobb joined Summerville in 1998 with its acquisition of Cobbco, Inc., a California-based assisted living company founded by Mr. Cobb in 1989.  Mr. Cobb is active in several industry associations and has served on the Boards of Directors of the Assisted Living Federation of America (“ALFA”), the National Investment Center for the Seniors Housing & Care Industry (“NIC”), and the political action committees for ALFA and the California Assisted Living Association (“CALA”).  Mr. Cobb is the brother of Melanie Werdel, our Executive Vice President—Administration.  We believe Mr. Cobb is qualified to serve on our board of directors because he brings extensive executive management and operating experience in the senior residential, assisted living, and skilled nursing industries, and in-depth knowledge of our business as our chief executive officer.

Richard W. Macedonia (age 68) has served as a member of our board of directors since November 2008.  Since September 2007, Mr. Macedonia has served as Chief Executive Officer Emeritus of Sodexo, Inc., a provider of integrated food and facilities management services.  From January 2004 to September 2007, Mr. Macedonia served as Chief Executive Officer and Chief Operating Officer of Sodexo, Inc.  Mr. Macedonia began his career with Sodexho Alliance SA in 1968 as a unit manager in the Campus Services Division.  Mr. Macedonia held various positions at Sodexo and its affiliates from June 2003 to 2007, including Group Chief Operating Officer of Sodexo Alliance SA, Executive Vice President, President and Chief Executive Officer of Sodexo North America and President of Sodexho’s Health Care

Services Division.  Mr. Macedonia has served in various executive management positions with predecessor companies SAGA Corporation and Marriott International, Inc. and was appointed as a Division Vice President with Sodexo in 1998. We believe Mr. Macedonia is qualified to serve on our board of directors because he brings extensive executive experience in the food services, facilities management and healthcare services industries, as well as leadership in the areas of corporate diversity and best places to work practices.

Class III Directors Whose Terms Will Expire in 2014

Daniel R. Baty (age 68) is one of the founders of Emeritus and has served as a member of our board of directors since our inception in 1993 and as Chairman since April 1995.  Mr. Baty also served as our Chief Executive Officer from the founding of Emeritus until the completion of the Summerville acquisition in 2007, and as our Co-Chief Executive Officer until January 2011.  Mr. Baty remains an employee and executive officer of our Company.  Mr. Baty served as the Chairman of the board of directors of Holiday Retirement Corporation from 1987 to 2007 and served as its Chief Executive Officer from 1991 through September 1997.  Since 1984, Mr. Baty has also served as Chairman of the board of directors of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the board of directors of Columbia Pacific Management, Inc.  Both of these companies are wholly owned by Mr. Baty and engage in developing independent living facilities and providing consulting services for that market.  Mr. Baty is the father of Stanley L. Baty, a current director of our Company.  We believe Mr. Baty is qualified to serve on our board of directors because he brings extensive executive and board level experience in the domestic and international healthcare industries, including the areas of real estate transactions, operations, management and corporate finance, and in-depth knowledge of our business as one of our co-founders and as one of our largest shareholders.

Bruce L. Busby (age 68) has served as a member of our board of directors since April 2004.  Mr. Busby has 26 years of experience in the health care industry and served as Chairman and Chief Executive Officer of The Hillhaven Corporation (“Hillhaven”) from 1993 until its merger with Vencor, Inc. in 1995.  Hillhaven was a publicly-held operator of skilled nursing facilities and other health care related businesses based in Tacoma, Washington.  Mr. Busby, who was a certified public accountant for over thirty years, has been retired since 1995.  We believe Mr. Busby is qualified to serve on our board of directors because he brings extensive executive and board experience from the healthcare industry, particularly in accounting, finance and operations.

James R. Ladd (age 69) has served as a member of our board of directors since September 2010.  Mr. Ladd has served as the Senior Vice President of Finance and Operations for the Institute for Systems Biology since October 2009 and as a partner in the consulting firm of Tatum, LLC since 2004.  From March 2004 to June 2007, Mr. Ladd also served as Executive Vice President, Finance and Operations of City University of Seattle.  Mr. Ladd is chairman of the board of trustees of Seattle Children’s Hospital, immediate past chairman of the board of directors of the Washington Society of CPAs, a member of the governing council of the American Institute of CPAs, and a member of the board of directors of Sparling, Inc.  Mr. Ladd was a managing partner of the Seattle and Tokyo offices of Deloitte & Touche, LLP, has served in other executive, finance and operations management positions during his career and is a certified public accountant.  We believe Mr. Ladd is qualified to serve on our board of directors because he brings extensive executive and board experience from both the public and private sector, particularly in finance and accounting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected KPMG to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  KPMG has audited our financial statements since July 28, 1995.  The board of directors is submitting the Audit Committee’s selection of KPMG to the shareholders for ratification.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification.  However, our board of directors has chosen to submit this matter to the shareholders as a matter of good corporate practice.  If the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain KPMG, and may retain KPMG or another firm without resubmitting the matter to our shareholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The following table presents the aggregate fees for professional services rendered by KPMG for 2011 and 2010:

	2011	2010
Audit fees (1)	$991,500	$1,053,250
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$991,500	$1,053,250

(1)
KPMG’s aggregate fees billed for the audit of our annual consolidated financial statements, the audit of our internal controls over financial reporting, three reviews of our quarterly reports on Form 10-Q and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including those related to the SEC.

Our Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the independence of KPMG; however, in the years presented above, KPMG did not provide non-audit services.  Our Audit Committee’s written charter requires that all services KPMG may provide to us, including audit services and permitted audit-related services, be approved in advance by the Audit Committee.  In the event that an audit or non-audit service requires approval prior to the next scheduled meeting of the Audit Committee, the chairman of the Audit Committee has been authorized to approve such services.  Any such approvals will be reported to the Audit Committee at its next scheduled meeting.  In 2011 and 2010, 100% of all services provided by KPMG were pre-approved by the Audit Committee or the chairman of the Audit Committee in accordance with the above policy.

A representative of KPMG is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

Audit Committee Report

The board of directors determined that Audit Committee members Messrs. Busby, Ladd and Macedonia are independent as that term is defined in Section 303A.02 of the New York Stock Exchange listing standards.  As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for 2011 with management of Emeritus and KPMG.  Additionally, the Audit Committee discussed with KPMG those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for 2011 be included in Emeritus’ Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Richard Macedonia (chairman)
Bruce L. Busby
James R. Ladd

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Section 303A.01 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) requires that a majority of the members of our board of directors qualify as independent, as defined by Section 303A.02 of the NYSE Manual.  Our board reviewed the independence of our directors in accordance with the applicable standards of the New York Stock Exchange, as well as other applicable laws and SEC regulations.  In the case of directors who serve on our Audit Committee, our board of directors also reviews their independence under Rule 10A-3 promulgated under the Exchange Act.  In order to meet the definition of “independent” under Section 303A.02, a director must not, among other things, be an employee of the company or an immediate family member of an executive officer, or have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director.

Our board of directors has determined that each of the following directors qualify as independent, which represents a majority of our board members:  H. R. Brereton Barlow, Bruce L. Busby, Stuart Koenig, James R. Ladd, Richard W. Macedonia, and Robert E. Marks.

Board Leadership Structure

The board of directors is responsible for overseeing the exercise of corporate power and ensuring that the Company’s business and affairs are managed to meet our stated goals and objectives and that the long-term interests of the shareholders are served.

Mr. Daniel Baty is chairman of the board of directors and Mr. Cobb is our president and chief executive officer.  Mr. Baty is a founder of the Company as well one of our largest shareholders and has extensive healthcare industry experience.  In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at http://www.emeritus.com/Investors, the board of directors does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board of directors or, if the roles are separate, whether the chairman should be selected from the nonemployee directors or should be an employee.  The board of directors believes that it should have the flexibility to make these determinations at any given point in a manner that it believes best to provide appropriate leadership for the Company.  The board believes that its current leadership structure, with Mr. Baty serving as chairman and Mr. Cobb serving as president and chief executive officer, is appropriate given their past experience.

Our board leadership also includes active independent directors.  The independent directors meet in an executive session at board meetings, as deemed necessary, and each of our standing board committees (discussed further below) is comprised solely of and led by independent directors.  In 2010, the independent directors elected Mr. Koenig to serve as lead independent director.  The lead independent director presides at each executive session as well as all meetings of the board at which the chairman is not present.  The lead independent director also has the authority to call meetings of the independent directors.  Our chief executive officer consults periodically with the lead independent director on board-related matters and on issues facing the Company.  In addition, the lead independent director serves as the principal liaison between the chairman and the independent directors.

Risk Oversight

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company.  A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company.  The involvement of the board of directors in reviewing our business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The board of directors, among other things, approves acquisitions, dispositions and other transactions, advises management on key financial and business objectives, and monitors our progress with respect to these matters.  The entire board of directors is engaged in risk management oversight.  In its oversight role, the board reviews financial and operating performance, including occupancy trends, debt maturities and economic conditions, at least quarterly.  The board annually reviews our strategic plan, which addresses, among other things, enterprise risks facing the Company.

While the full board has overall responsibility for risk oversight, the board has delegated responsibility related to certain risks to the Audit Committee and the Compensation Committee.  The Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies, as well as discussing the major risk exposures Emeritus faces and the steps management takes to monitor and control such exposures.  The Audit Committee receives regular reports from management at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time.  The Compensation Committee is responsible for reviewing and overseeing the management of any risks related to our compensation policies and practices.  The Compensation Committee reviews such risks annually in connection with discussions of various compensation elements and benefits throughout the year.

Board Attendance

During 2011, there were seven meetings of the board of directors.  Of the 18 aggregate number of meetings of the board and its committees, only three meetings had less than 100% attendance.  We do not have a specific policy requiring director attendance at the annual meeting; however, we encourage our directors to be present at the annual meeting and available to answer shareholder questions.  All of our directors attended the annual meeting held in 2011.

Information on Committees of the Board of Directors and Meetings

The board of directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Special Committee of Independent Directors. The following table provides current membership and chairmanship information for each of the committees.

Board Members	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Special Committee of Independent Directors

H. R. Brereton Barlow		X
Bruce L. Busby	X		X
Stuart Koenig		X		Chair
James R. Ladd	X			X
Richard Macedonia	Chair		X	X
Robert E. Marks		Chair	Chair

Audit Committee.   The NYSE Manual requires that our Audit Committee consist of a minimum of three members, each of which must satisfy the independence standards of the NYSE Manual and the applicable SEC rules, must be financially literate and at least one member of which must have accounting or related financial management expertise.  Our Audit Committee consists of Messrs. Busby, Ladd, and Macedonia (chairman), each of whom qualifies as independent.  The Audit Committee met four times during 2011.

The Audit Committee selects and retains an independent registered public accounting firm to audit the annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments.  The Audit Committee’s responsibilities also include overseeing: (i) the integrity of the financial statements and internal controls over financial reporting, which include reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting from the annual audit and management’s response thereto, and any reports from the independent registered public accounting firm regarding critical accounting principles and policies being applied by Emeritus in financial reporting; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the satisfactory performance of the independent registered public accounting firm in providing the agreed upon services; and (v) such other related matters as may be assigned to it by our board of directors.  The board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at http://www.emeritus.com/Investors.

The board of directors has determined that Messrs. Busby, Ladd, and Macedonia each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of the SEC’s Regulation S-K and that all members of the Audit Committee are financially literate and independent in accordance with the requirements of the SEC and the New York Stock Exchange.

Compensation Committee.   The NYSE Manual requires that our Compensation Committee consist of entirely independent directors.  The Compensation Committee consists of Messrs. Barlow, Koenig, Marks (chairman), and, until March 10, 2011, Mr. Busby, all of whom are independent within the meaning of the NYSE Manual and applicable SEC rules.  The Compensation Committee held five meetings during 2011.

Our Compensation Committee is responsible for administering our executive compensation programs, including salaries, incentives and other forms of compensation for directors, officers, and our other key employees, making recommendations with respect to such programs to the board of directors, administering the equity incentive plans, and recommending policies relating to benefit plans to the board.  The board has adopted a written Compensation Committee charter that is available on our website at http://www.emeritus.com/Investors.  The Compensation Committee’s charter allows it to delegate its authority in appropriate circumstances to subcommittees or one or more members of the board of directors or Emeritus officers.

The board has established a subcommittee to oversee qualified performance-based compensation that currently consists of two non-employee directors, Mr. Barlow and Mr. Marks.  This subcommittee has the responsibility of approving equity awards to executive officers and directors for which the exemption provided under Rule 16b-3 of the Securities Exchange Act of 1934 is sought, approving any performance-based compensation paid or awarded to Section 162(m) covered employees, and approving equity awards or other performance-based compensation paid or awarded to other employees.

In 2011, the Compensation Committee engaged an independent compensation consultant, Towers, Watson & Co. (“Towers Watson”).  Representatives of Towers Watson regularly attend the Compensation Committee meetings.  Towers Watson provides information on compensation trends and practices and provides assistance to the Committee in evaluating our executive compensation policy and programs.  Towers Watson does not provide services to our management without the Committee’s approval, but has been authorized by the Committee to work in cooperation with management as necessary to carry out its obligation to the Committee.  Towers Watson provided information in order to facilitate decision making for the overall compensation strategy for our executives.  This information consisted of a survey group proxy study, general healthcare industry market data, benchmarks for stock option issuances, and recommendations on types and amounts of equity awards for executive compensation.  During 2011, Towers Watson and its affiliates did not provide additional services to the Company in an amount in excess of $120,000.

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executives, the Compensation Committee also relies upon the recommendations of the chief executive officer and the chief financial officer in matters related to the individual performance of the other executive officers because the Compensation Committee believes that the chief executive officer and the chief financial officer are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account each executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Nominating and Corporate Governance Committee.  The NYSE Manual requires that our Nominating and Corporate Governance Committee consist entirely of independent directors.  Our Nominating and Corporate Governance Committee

consists of Messrs. Busby, Macedonia, and Marks (chairman), all of whom are independent within the meaning of the NYSE Manual and applicable SEC rules.  The Nominating and Corporate Governance Committee held two meetings during 2011.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the board of directors, approving and recommending director candidates to the board, developing and recommending to the board our corporate governance principles and policies, and monitoring compliance with these principles and policies.  The Nominating and Corporate Governance Committee charter establishes director selection guidelines (the “Director Selection Guidelines”) for guidance in determining qualification requirements for directors, board composition criteria, and the procedure for the selection of new directors.  The Director Selection Guidelines are attached as an exhibit to our Nominating and Corporate Governance Committee charter, which can be found on our website at http://www.emeritus.com/Investors.

Annually, the Nominating and Corporate Governance Committee considers and recommends to the board a slate of directors for election at the next annual meeting of shareholders.  In selecting the slate, the Nominating and Corporate Governance Committee considers (i) incumbent directors who have indicated a willingness to continue to serve on the board, (ii) other individuals as determined by the Nominating and Governance Committee and (iii) candidates, if any, nominated by our shareholders.  Additionally, if at any time during the year a seat on the board becomes vacant or a new seat is created, the Nominating and Corporate Governance Committee considers and recommends a candidate to the board for appointment to fill the seat.

In accordance with the Director Selection Guidelines, the Nominating and Corporate Governance Committee will consider the following, among other things, in its evaluation of candidates for nomination: personal and professional ethics, training, commitment to fulfilling the duties of the board of directors, commitment to understanding our business, commitment to engaging in activities in our best interests, independence, diversity, industry knowledge, financial or accounting expertise, leadership qualities, public company board of director and committee experience, and other relevant qualifications.  A director candidate’s ability to devote adequate time to board of directors and committee activities is also considered.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.  However, diversity is one factor considered by the Nominating and Corporate Governance Committee in evaluating overall board composition and evaluating appropriate director candidates.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders.  Shareholders wishing to suggest director candidates should submit their suggestions in writing to the chairperson of the Nominating and Corporate Governance Committee, c/o our Corporate Secretary, providing the candidate’s name, biographical data and other relevant information outlined in the Director Selection Guidelines.  The Committee will review shareholder-recommended nominees based on the same criteria utilized for its own nominees.  Shareholders who intend to nominate a director for election at the 2012 annual meeting of shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under Shareholder Proposals.  We have not received any recommendations from shareholders requesting that the board of directors consider a candidate for inclusion among the slate of nominees in this proxy statement.

Special Committee of Independent Directors.  Our Code of Conduct described below provides that prior to any transaction between the Company and an officer or director, such proposed transaction must be fully disclosed in writing to our board of directors, or a committee of independent directors designated by the board, and must be approved by the board or such committee.  The board maintains a special committee of independent directors, sometimes referred to in this proxy statement as the “Independent Directors Committee”, to consider any transaction between a director or officer and the Company and to make recommendations to the board.  The Independent Directors Committee currently consists of Messrs. Koenig (chairman), Ladd, and Macedonia.  In circumstances in which the transaction would involve Apollo entities, in which Mr. Koenig would not be independent, the matter would be referred to the Audit Committee for disposition in lieu of the Independent Directors Committee.  These committees are authorized to retain outside advisors and consultants to assist them in evaluating the subject transactions.

In general, the board of directors, Independent Directors Committee or Audit Committee, as the case may be, determines whether a related party transaction is fair to the Company and our shareholders and, where appropriate, whether the transaction is consistent with similar transactions between independent parties.  Other than the Code of Conduct and Code of Ethics, we have not established written policies and procedures applicable to related party transactions but have relied on these historical practices and standards.  The related party transactions described below in the section entitled Transactions with Related Persons beginning on page 37 of this proxy statement that were entered into since January 1, 2011 were reviewed by the Independent Directors Committee or Audit Committee in accordance with the above practices.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may contact the board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors, Attn: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.  Shareholders and other interested parties should clearly specify in each communication the name(s) of the group of directors or the individual to whom the communication is addressed.

Code of Conduct, Code of Ethics and Reporting of Concerns

We have adopted a Code of Conduct that provides ethical standards and policies applicable to all of our officers, employees and directors in the conduct of their work.  The Code of Conduct requires that our officers, employees, and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

We have also adopted a Code of Ethics for our chief executive officer, our chief financial officer, our principal accounting officer and our controller (or persons performing similar functions).  This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

The Code of Conduct and the Code of Ethics are available at our website at http://www.emeritus.com/Investors.
We have also established procedures for the confidential and anonymous submission and receipt of complaints regarding accounting and auditing matters, conflicts of interests, securities violations and other matters.  These procedures provide substantial protections to employees who report Company misconduct.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee is comprised of Messrs. Barlow, Koenig, and Marks (chairman), and, until March 10, 2011, Mr. Busby, all of whom served on the committee during 2011.  None of the members of the Compensation Committee was an officer or employee of Emeritus during 2011, and none of such members is a former officer of Emeritus.  Mr. Koenig is a Partner and the Chief Financial Officer of the Apollo Real Estate Investment Funds III and IV, which we refer to as AREIF, which collectively beneficially own approximately 14.5% of our common stock.  We have entered into a number of transactions with AREIF, which are described in the section entitled Transactions with Related Persons beginning on page 37 of this proxy statement.

Executive Officers

The following table presents certain information about our executive officers.

Name	Age	Position

Granger Cobb	51	President and Chief Executive Officer
Robert C. Bateman	49	Executive Vice President—Finance and Chief Financial Officer
Daniel R. Baty	68	Chairman of the Board
Budgie Amparo	48	Executive Vice President—Quality Services and Risk Management
Mark A. Finkelstein	53	Executive Vice President—Corporate Development and General Counsel
Chris Hyatt	38	Executive Vice President—Operations and Chief Operating Officer
Jayne Sallerson	48	Executive Vice President—Sales and Marketing
Melanie Werdel	41	Executive Vice President—Administration
Christopher M. Belford	49	Senior Vice President—Operations
John Cincotta	49	Senior Vice President—Sales
Christopher R. Guay	40	Senior Vice President—Ancillary Services
Sara E. Hamm	49	Senior Vice President—Quality Services and Risk Management
Jim L. Hanson	57	Senior Vice President—Financial Services and Controller
Eric Mendelsohn	50	Senior Vice President—Corporate Development
Martin D. Roffe	64	Senior Vice President—Financial Planning
Leo Watterson	59	Senior Vice President—Corporate Accounting and
		Chief Accounting Officer

For biographical information for Messrs. Daniel Baty and Cobb, please refer to the section entitled Proposal 1 - Election of Directors on page 3.

Robert C. Bateman has served as our Executive Vice President—Finance and Chief Financial Officer since December 2009.  Prior to joining Emeritus, and throughout most of 2009, Mr. Bateman was Chief Financial Officer and Corporate Secretary of EagleView Technologies, Inc., a provider of detailed measurements from aerial images.  From 2007 to 2009, Mr. Bateman was Chief Financial Officer of VisionGate, Inc., a medical device company.  From 2004 to 2006, Mr. Bateman served as Senior Vice President and Chief Financial Officer of Fisher Communications, Inc., a publicly-held communications and media company, and from 2003 as its Vice President—Finance.  From 1999 to 2003, Mr. Bateman served as Chief Financial Officer of Applied Microsystems Corp.  Mr. Bateman currently serves on the Operator Advisory Board for NIC and on ALFA’s CFO Executive Roundtable.  Mr. Bateman has 25 years of experience in various financial and administrative capacities, including nine years at Ernst & Young LLP, and subsequently served as chief financial officer of five other companies, three of which were NASDAQ-listed publicly traded companies.  Mr. Bateman is a certified public accountant and a certified management accountant.

Budgie Amparo has served as our Executive Vice President—Quality Services and Risk Management since April 2010.  Mr. Amparo previously served as our Senior Vice President—Quality and Risk Management since joining Emeritus in September 2007, upon completion of the Summerville acquisition.  Mr. Amparo served as Vice President of Quality and Risk Management for Summerville from 2002 until we completed the Summerville acquisition.  Mr. Amparo is a registered nurse with a master’s degree in nursing and has 24 years of combined healthcare experience in nursing education, acute care, skilled nursing, and assisted living.  Prior to joining Summerville, Mr. Amparo worked for Kaiser Permanente where he opened Kaiser Permanente’s first subacute skilled nursing facility in northern California in 2002.  Mr. Amparo also spent 10 years with Mariner Post-Acute Network in a variety of positions including overseeing quality assurance, clinical operations, and regulatory compliance for over 40 skilled nursing facilities in 11 states.  Mr. Amparo is a member of the Clinical Executive Roundtable for ALFA.

Mark A. Finkelstein has served as our Executive Vice President—Corporate Development and General Counsel since December 2011.  Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, LLC, a specialized asset management firm.  Prior to being appointed chief executive officer at Novellus, he served as that firm’s chief operating officer.  From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn P.C., where he specialized in mergers and acquisitions, complex financing strategies, and other corporate transactions.

Chris Hyatt has served as our Executive Vice President—Operations and Chief Operating Officer since April 2010.  Mr. Hyatt previously served as our Senior Vice President—Operations since July 2009.  Mr. Hyatt joined Emeritus in 1998 and was a Regional and Divisional Director of Operations until he was promoted to Vice President—Operations for the Southeast Division in May 2007.  Mr. Hyatt has an extensive multi-site senior housing management background in operations, sales and marketing and quality services, including experience in the retirement living, assisted living, memory care and skilled nursing industry sectors.  Prior to joining Emeritus, Mr. Hyatt worked in the acute care industry for seven years and has a total of 19 years of experience in the healthcare industry.  Mr. Hyatt has also served on and assisted in grass roots campaigns/committees with several state and local affiliations over the last decade.

Jayne Sallerson has served as our Executive Vice President—Sales and Marketing since April 2010.  Ms. Sallerson previously served as our Senior Vice President—Marketing since September 2008.  Ms. Sallerson joined Emeritus as Vice President of Marketing in September 2007, upon completion of the Summerville acquisition.  Prior to joining Emeritus, Ms. Sallerson served as Vice President of Sales and Marketing for Summerville from 2003 to 2007 after having served as a Regional Director of Sales and Marketing for Summerville from 2000 to 2003.  Ms. Sallerson has 27 years of sales and marketing experience in the healthcare and senior living industries.  Prior to working in the senior housing industry, Ms. Sallerson worked in the skilled nursing, durable medical equipment and rehabilitation industries in various sales and marketing roles.  Ms. Sallerson is a member of the Sales and Marketing Executive Roundtable for ALFA and is a member of the organization's Operational Excellence Panel.

Melanie Werdel has served as our Executive Vice President—Administration since joining Emeritus in September 2007 upon completion of the Summerville acquisition.  Ms. Werdel previously served as Senior Vice President, Administration for Summerville, overseeing corporate compliance, licensing standards and requirements and Summerville’s overall risk management and operational policies and procedures, from December 2001 until we completed the Summerville acquisition.  Prior to joining Summerville in 1998, Ms. Werdel served as the Vice President of Administration for Cobbco, Inc., a California-based assisted living and skilled nursing company founded by Mr. Cobb.  Ms. Werdel has over 18 years of long-term care management experience and serves on the Executive Board of Directors for American Seniors Housing Association (ASHA).  Ms. Werdel serves on the Government Relations Executive Roundtable for ALFA.  Ms. Werdel is the sister of Mr. Cobb.

Christopher M. Belford has served as our Senior Vice President—Operations since January 2011.  Mr. Belford previously served as our Vice President of Operations—South Central Division since September 2007.  Mr. Belford joined Emeritus in January 2001 as Regional Director of Operations for California and was promoted to Divisional Director of Operations for the Southwest Division in May 2001.  Mr. Belford was then promoted to Vice President of Operations—Central Division in October 2003.  Prior to joining Emeritus, Mr. Belford served as Vice President of Operations for Regent Assisted Living, Inc. from 1996 to 2000.  Mr. Belford has over 22 years of experience in the senior housing industry with extensive experience in the operations of nursing, assisted, and independent living facilities.  Mr. Belford is active with industry associations, including ALFA.

John Cincotta has served as our Senior Vice President—Sales since September 2008.  Mr. Cincotta joined Emeritus in 1997 as National Director of New Developments and became the National Sales and Marketing Training Director in 1999.  Mr. Cincotta was promoted to National Director of Sales and Marketing in 2000 and to Senior Vice President—Sales and Marketing in September 2007.  Mr. Cincotta has 21 years of experience in the healthcare industry, including five years in skilled nursing and 14 years in assisted living.  Prior to joining Emeritus, Mr. Cincotta served as Divisional Sales and Marketing Director for Beverly Enterprises for the states of California and Washington and as the Regional Director of Sales and Marketing for The Hillhaven Corporation.  Hillhaven operated nursing centers, pharmacies, and retirement housing communities.  Mr. Cincotta serves on the Sales and Marketing Executive Roundtable for ALFA.

Christopher R. Guay has served as our Senior Vice President—Ancillary Services since November 2010.  Previously, Mr. Guay served as our Northeast Division Vice President—Operations since May 2007.  Mr. Guay joined Emeritus in 1998 and has extensive multi-site senior housing management experience in retirement living, assisted living, memory care, and skilled nursing communities. Prior to Emeritus, Mr. Guay worked in the rehabilitation therapy industry and has over 16 years of experience in the healthcare industry.  Mr. Guay is active with industry associations, serving on several boards and committees of ALFA, the Massachusetts Assisted Living Facilities Association and the Florida Assisted Living Association over the last decade.

Sara E. Hamm has served as our Senior Vice President—Quality Services and Risk Management since February 2011.  Ms. Hamm has worked in long-term care and senior living services for over 30 years, and was previously Corporate Vice President of Quality & Clinical Services for Assisted Living Concepts, Inc. from 2005 to 2011.  Ms. Hamm is a registered nurse and licensed nursing home administrator, with a bachelor’s degree in nursing and a master’s degree in educational psychology and community counseling.  Over the years, progressive management roles have included Director of

Education, Director of Nursing, Administrator, Nurse Consultant and Vice President of Clinical Services for both skilled nursing and assisted living communities across the United States.  Ms. Hamm has served on the Clinical Executive and Operations Excellence Advisory Committees of ALFA and is a member of the 2012 Joint Commission Professional Technical Advisory Committee for Long-Term Care.  Ms. Hamm was also recognized as a 2010 ALFA “Champion for Seniors” award winner.

Jim L. Hanson has served as our Senior Vice President—Financial Services and Controller since September 2007.  Mr. Hanson joined Emeritus in April 2000 and served as our Director of Financial Services.  Prior to joining Emeritus, Mr. Hanson held various accounting, financial, and administrative positions spanning a 21-year career with Pepsico, Inc.  Mr. Hanson is currently responsible for the overall management of the accounting and I.T. departments at Emeritus headquarters in Seattle, Washington.  Mr. Hanson has over 34 years of experience in the financial services field.

Eric Mendelsohn has served as our Senior Vice President—Corporate Development since September 2007.  Mr. Mendelsohn joined Emeritus as Director of Real Estate and Legal Affairs in February of 2006.  Mr. Mendelsohn is currently responsible for the acquisition, development, and financing of new and existing Emeritus buildings.  Mr. Mendelsohn has over 23 years of experience in real estate and related financing and is a member of the bar in both Washington State and Florida.  Prior to joining Emeritus he served as a Transaction Officer for the University of Washington where he managed the acquisition, leasing, and financing of healthcare properties for the School of Medicine as well as other property needs for University of Washington clients.

Martin D. Roffe has served as our Senior Vice President—Financial Planning since September 2007.  Mr. Roffe joined Emeritus as Director of Financial Planning in March 1998, and was promoted to Vice President of Financial Planning in October 1999.  Mr. Roffe has 37 years of experience in the acute care, long-term care, and senior housing industries.  Prior to joining Emeritus, from May 1987 until February 1996, Mr. Roffe served as Vice President of Financial Planning for The Hillhaven Corporation, where he also held the positions of Senior Application Analyst and Director of Financial Planning.

Leo Watterson has served as our Senior Vice President—Corporate Accounting and Chief Accounting Officer since November 2009 after having served as the Company’s Vice President—Corporate Accounting and Chief Accounting Officer upon completion of the Summerville acquisition in September 2007.  Mr. Watterson joined Emeritus as Director of Corporate Accounting in February 2005.  Mr. Watterson is a certified public accountant and has over 30 years of experience in the long-term care and senior housing industries.  Prior to joining Emeritus, Mr. Watterson spent four years in public accounting with a focus on audits of healthcare entities, served 12 years with The Hillhaven Corporation and served nine years with Sun Healthcare Group, Inc., an operator of long-term care facilities, pharmacies, and retirement housing communities.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow.  In this proxy statement, the term “named executive officers” means the five executive officers named in the compensation tables that follow.  Our named executive officers for fiscal year 2011 are:

Granger Cobb, President and Chief Executive Officer
Robert C. Bateman, Executive Vice President—Finance and Chief Financial Officer
Daniel R. Baty, Chairman of the Board
Chris Hyatt, Executive Vice President—Operations and Chief Operating Officer
Melanie Werdel, Executive Vice President—Administration

Executive Summary

Our Compensation Committee is responsible for establishing our overall executive compensation strategy and has designed our executive compensation program to provide a competitive compensation and benefits package that reflects Company performance and job complexity, yet ensures job retention, motivation and alignment with the interests of our shareholders.  Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation, and long-term incentive awards.  We believe our compensation program links the interests of our executive officers to those of our shareholders by rewarding performance that meets or exceeds the goals set by the Compensation Committee.

Our fiscal year 2011 corporate performance was a key factor in the compensation decisions and outcomes for the year.  The year 2011 was marked by signs of a continued modest recovery from the United States and global economic recession and turmoil in the financial and housing markets that began in 2008.  Despite these challenging economic conditions, we posted positive operating numbers.  Our business fundamentals remain consistent, as evidenced by growth in 2011 revenue, revenue per unit and average occupancy rate in our same community portfolio, which represents communities that we have operated continuously from January 1, 2010 to December 31, 2011.  Please see Management's Discussion and Analysis of Financial Condition and Results of Operations in our 2011 Annual Report on Form 10-K for a more detailed description of our 2011 financial results.

A summary of business activity during 2011 compared to 2010 is as follows:

•	Total consolidated operating revenues increased by approximately $247.7 million, or 24.6%, in 2011 to approximately $1.3 billion;

•	Operating income from continuing operations increased $2.1 million, or 3.5%, to $61.7 million for 2011.

•	Adjusted EBITDAR increased $60.9 million, or 21.3%, to $346.4 million for 2011.

•	The number of communities in our consolidated portfolio increased by a net of 22 communities during 2011, which increased our consolidated unit count by approximately 1,628 units.

•	We successfully completed the integration of 177 (net) communities that were added to our total operated portfolio primarily in the latter half of 2010.

In keeping with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for fiscal 2011 reflected our financial results.  Based on an analysis of the market, base salaries for 2011 for most of our named executive officers increased by 5% to 15%.  Cash bonuses for 2011 under our annual incentive plan, which rewards performance based on the year-over-year increase in targeted cash from facility operations (“Adjusted CFFO”), were awarded at 150% of target to our named executive officers, other than our chairman, who does not currently participate in a bonus plan, and other than our chief executive officer.  For purposes of determining the cash bonuses, we define Adjusted CFFO as cash provided by operating activities in accordance with generally accepted accounting principles, adjusted for changes in operating assets and liabilities, certain contract buyout costs, repayment of capital and financing lease obligations, self-insurance reserve adjustments that pertain to prior-year claims, and distributions from unconsolidated joint ventures.  The bonus to our chief executive officer for 2011 was calculated in accordance with his employment agreement, was based on the year-over-year increase in Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and certain other non-cash or non-recurring items), and was awarded at 100% of the target.  Our chief executive officer also received an additional bonus amount as a result of a prior year's reduction by the Compensation Committee to his 2009 earned bonus, which amount was applied to his 2011 annual incentive award opportunity.  See Executive Compensation Components—Annual Cash Incentives below.

In 2011, we also granted performance-based restricted stock awards for the first time to our named executive officers, other than Mr. Baty, to more closely align executive and shareholder interests, promote stock ownership and incentivize achievement of long-term business goals.  The restricted stock awards vest based on a year-over-year increase in annual or average Adjusted CFFO per share growth.  In prior years, we had granted stock options to our named executive officers that vest based on continued employment.  Mr. Baty received a stock option grant in 2011.  See Executive Compensation Components-Equity Compensation below.

We held an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on May 24, 2011, as required under the Dodd-Frank legislation. Our 2011 say on pay proposal received substantial majority support from shareholders (over 86% “For” votes).  We interpret this shareholder support as an assurance that our executive pay program and practices are reasonable and well-aligned with shareholder expectations. The Compensation Committee and management considered the results of that vote and, to promote increased alignment of executive compensation with shareholder interests, determined to grant equity awards to the named executive officers in 2011 (other than to Mr. Baty) that are performance-based, not solely service-based as had been historical practice.  Given the high approval level for the say on pay vote from our shareholders, we did not make other significant changes to our executive compensation program in fiscal 2011. We are committed to being responsive to shareholder feedback, and the results of our triennial say on pay votes will help inform the Compensation Committee’s discussions and decisions about our executive pay program.

Executive Compensation Program Objectives

Our executive compensation program is designed to attract quality executive personnel who are capable of leading us to the accomplishment of our strategic and financial performance objectives and to retain and motivate these executives in order to achieve superior performance.  Thus, our executive program offers competitive compensation opportunities that link executive compensation to Company and individual performance and align the executives’ financial interests with those of our shareholders.

The compensation program generally follows these guidelines:

•	Implement competitive pay practices that take into account the compensation practices of companies in our survey group;
•
Target total compensation (salary, annual cash incentives at target and equity incentives) at approximately the 50th percentile of compensation paid to individuals in comparable positions at companies in our survey group;

•	Incorporate a pay-for-performance philosophy designed to reward the named executive officers and other executives for achievement of annual corporate and individual goals;
•
Design equity-based incentives designed to motivate the named executive officers and other executives to achieve long-term strategic goals and to allow them to participate in the benefits they achieve for our shareholders; and

•	Provide the proper incentive without encouraging excess risk.

We believe that a mix of both cash and equity-based compensation is effective in retaining and motivating our executive officers to accomplish our annual and long-term objectives. There is no set allocation made between cash and equity compensation but it generally follows market practice.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee is responsible for setting our overall compensation strategy and aligning it to our business goals.  This includes determining the compensation of our executive officers, including our named executive officers, overseeing the equity incentive plans and other benefit plans and ensuring that all Emeritus compensation programs are reasonable and competitive.  Our executive management is responsible for assessing the risks associated with the compensation practices and policies for all employees, including risk-taking incentives and risk-mitigating factors in practice and policy.  Management and the Compensation Committee believe that our compensation programs do not motivate or encourage unnecessary or excessive risk taking and that we do not utilize compensation policies or practices creating risks that are reasonably likely to have a material adverse effect on the Company.

In 2011, the Compensation Committee engaged an independent compensation consultant, Towers Watson, to provide information to it on compensation trends and practices and to assist it in evaluating our executive compensation policy and programs.  Representatives of Towers Watson regularly attended Compensation Committee meetings during 2011.  Towers Watson does not provide services to Emeritus management without the Compensation Committee’s approval, but is authorized by the Compensation Committee to work with management as necessary to carry out its obligations to the Compensation Committee.  To facilitate the Compensation Committee’s review and decision making for the overall executive compensation strategy, Towers Watson provided the Compensation Committee with a survey group proxy study, general healthcare industry market data, benchmarks for stock compensation, and recommendations on types and amounts of equity awards for executives.

The Compensation Committee reviewed a compensation program analysis for 2011 compensation, prepared by Towers Watson, which reported on the aggregate level of total compensation of our executives, other than Mr. Baty, as well as the combination of elements used to compensate the executive officers, and compared the compensation of our executive officers to that of named executive officers of other companies.  The surveys reviewed as a part of this analysis by the Compensation Committee to assist in its decision making were the 2011 Mercer Executive Compensation Survey and the 2010/2011 Towers Watson Data Services Top Management Survey—For Profit and Accounting and Finance Report—For Profit.  The Compensation Committee reviewed compensation levels at the 50th percentile of the foregoing market studies, which included three of the companies referred to as our “peer group”, and an additional 14 companies in related fields as a reference point of competitive compensation levels.  These 17 companies are referred to collectively as our “survey group.”  The companies in our survey group were selected based on being either a healthcare provider having a similar amount of gross revenue, similar number of employees and executive positions similar in complexity and responsibility to ours or a healthcare real estate investment trust.  For 2011, the companies that comprised the survey group were as follows:

Amedisys, Inc.	Healthcare REIT, Inc.	Skilled Healthcare Group, Inc.
Brookdale Senior Living, Inc. *	Healthsouth Corp.	Sun Healthcare Group, Inc.
Chemed Corp.	Kindred Healthcare, Inc.	Sunrise Senior Living, Inc. *
Five Star Quality Care, Inc. *	LifePoint Hospitals, Inc.	The Ensign Group, Inc.
Gentiva Health Services, Inc.	Lincare Holdings, Inc.	Ventas, Inc.
HCP, Inc.	National Healthcare Corp.

* Indicates a “peer group” company identified in the stock performance graph in our 2011 Annual Report on Form 10-K.

The Compensation Committee placed more emphasis on the data related to the survey group in their determination of executive compensation.  The survey group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices.  In addition, the survey group provides a reference point for establishing corporate performance expectations for our incentive programs.  We believe that executive compensation should consist of base salaries that are competitive with those of our survey group, an annual incentive plan designed to incentivize our executive officers, and equity incentive awards.  We target these items of compensation to be at the 50th percentile of a combination of the market studies and our survey group.  For 2011, total direct compensation, which includes base salary, annual cash incentives at target, and equity incentives for the named executive officers, was slightly below the mean for the 50th percentile of a combination of our survey group and market studies.  We believe that this appropriately reflects the size of our Company and the goals we have for Company growth and that it will allow us to attract and retain quality executives.

Role of Executive Officers

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executives, the Compensation Committee also relies upon the recommendations of the chief executive officer and the chief financial officer in matters related to the individual performance of the other executive officers because the Compensation Committee believes those individuals are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account each executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Executive Compensation Components

Executive compensation generally consists of three components: base salary, annual cash incentives, and long-term equity incentive awards.  The Compensation Committee has established each executive’s compensation package by considering the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, the experience and contribution levels of the individual executive officer, and our financial performance.  Although we target total compensation including salary, target annual cash incentives, and equity incentives at the 50th percentile of compensation in our survey group, the actual level of total compensation varies based on corporate and/or individual performance.

The following summarizes our executive compensation program components for 2011.

Compensation Element	Objectives	Key Features
Base salaries	Provide a fixed level of cash compensation to reward experience, skills and knowledge relative to the market value of the job.
Targeted at the 50th percentile of our survey group but varies based on skills and experience.

Adjustments are considered annually based on performance, level of pay relative to the market and internal pay policy.

Annual cash incentive awards
Reward achievement of annual corporate and individual strategic goals.

Align executive officers’ interests with those of our shareholders by promoting strong annual results through targeted Adjusted CFFO growth and, for our chief executive officer, through increases in Adjusted EBITDA.

Retain executive officers by providing market-competitive compensation.

Cash awards based on achievement of corporate and, if applicable, individual goals.

Chief executive officer’s performance tied 100% to corporate goal.  All other executive officers’ awards are split evenly between corporate and individual performance.

Payouts can range from 0% to 150% of target incentive amounts.

Long-term incentive awards (equity awards)
Align executive officers’ interests with those of our shareholders by linking compensation to long-term share performance.

Provide opportunities for stock ownership and wealth creation.

Promote attraction and retention of executives.

Targeted at a level that will provide total compensation (base, annual incentives at target, equity awards) approximating the 50th percentile of our survey group’s total compensation.

Equity awards provided in the form of (i) stock options to purchase a fixed number of shares that generally vest over four years and have a 10-year term, subject to continued service and (ii) beginning in 2011, restricted stock that vests over four years based on the achievement of annual performance goals.

Nonqualified deferred compensation	Provide an opportunity for retirement savings in a tax-efficient manner.
Allows the executive officers to defer receipt of up to 25% of their salary and bonus.

Mandatory employer match of 25% annually.

Balances in the plan are unfunded obligations. Investment return on balances are linked to the returns of actual mutual funds and do not generate any above market returns.

Base Salaries.  Base salaries are established initially based on the experience, skills, knowledge, and responsibilities required of each executive officer, as well as market compensation trends.  Salaries are generally targeted at approximately the 50th percentile of our survey group, but may be adjusted by the Compensation Committee above or below the median based on an executive’s expertise, performance, and knowledge relative to the market value of the job.  Base salaries are subject to annual review and adjustment.  Achievement of individual and corporate goals along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered in determining 2011 salary increases.  Under our internal policies, an executive may be awarded an annual salary increase of up to 2.5% based on performance, and an additional increase may be awarded in order for the salary level to approximate the 50th percentile of our survey group.

The following table provides each named executive officer’s base salary increase for 2011 and how that salary compared relative to the market median.  Base salary amounts are as of December 31 of the years indicated.

				Salary as a	Salary as a
				Percentage of	Percentage of
	2011	2010	Percentage	Market Median—	Market Median—
	Base Salary	Base Salary	Increase	Survey Analysis	Peer Group

Granger Cobb	$695,100	$662,000	5%	92%	96%
Robert C. Bateman	330,000	300,000	10%	82%	78%
Daniel R. Baty	600,000	660,500	-9%	N/A	N/A
Chris Hyatt	373,750	325,000	15%	75%	79%
Melanie Werdel	278,850	253,500	10%	93%	70%

Mr. Baty resigned from his position as our co-chief executive officer effective January 13, 2011, but remains an executive officer and chairman of our board.  In connection with his continued employment, Mr. Baty entered into an employment agreement with the Company, effective January 1, 2011, which will continue until terminated by either the Company or Mr. Baty in accordance with its terms.  Mr. Baty’s negotiated base salary under the employment agreement was $600,000 in 2011 and will be $300,000 in 2012 and $300,000 in 2013.  Thereafter, Mr. Baty’s salary will be mutually determined by the Compensation Committee of the board and Mr. Baty.

Annual Cash Incentives.   Our annual incentive program gives our executive officers, including the named executive officers, the opportunity to earn an annual cash award based on achievement of corporate financial goals and, for all the named executive officers other than our chief executive officer, Mr. Cobb, individual performance objectives.  Mr. Baty, our chairman, is not eligible under the terms of his employment agreement to receive annual cash incentives for 2011 and thereafter.  For 2011, corporate goals under the annual incentive program were based on an annual increase in Adjusted CFFO other than for our chief executive officer.  Corporate goals for our chief executive officer were based on an annual increase in Adjusted EBITDA.

Executive Officers Other Than Our Chief Executive Officer.  The Compensation Committee believes that linking executive performance to increases in Adjusted CFFO drives overall Company performance in such areas as revenue growth, expense control, optimal capital structure, and cash-producing acquisitions, which in turn increases the value of our Company.  The annual incentive plan for 2011 established thresholds for minimum, target and maximum annual incentive cash payouts based on an increase in Adjusted CFFO, as defined above, of $7.1 million.  An annual cash pool is established based on achievement of the Adjusted CFFO goal.  Once the cash pool has been established, individual amounts are approved from this pool for each of the executive officers participating in the plan.  Amounts are payable from this pool based on achievement of both the corporate financial goal and individual performance goals.  For 2011, the minimum threshold required for any payout was established at 50% achievement of the targeted Adjusted CFFO increase of $7.1 million, or approximately $3.5 million.  The maximum payout was established at 120% of the targeted Adjusted CFFO increase.  The minimum threshold must be met in order for any annual incentive cash pool to be created.

The following table sets forth the criteria for the 2011 annual cash incentive (dollars in thousands):

			2011
	2011	Adjusted	Cash Pool
	Adjusted	CFFO Growth %	Payout %
	CFFO Growth	From Target	From Target
Maximum payout	$8,486	120%	150%
	8,133	115%	130%
	7,779	110%	115%
	7,426	105%	105%
Target payout	7,072	100%	100%
	6,718	95%	95%
	6,188	88%	90%
	5,481	78%	85%
	4,597	65%	80%
Minimum payout threshold	3,536	50%	75%

For 2011, Mr. Bateman and Ms. Werdel had targeted annual payouts equal to 50% of their base salaries and Mr. Hyatt’s targeted annual payout was equal to 65% of his base salary (based on the 2011 base salary amounts set forth above under Base Salaries).  These percentage amounts were unchanged from 2010 levels, except that Mr. Hyatt’s annual incentive target opportunity was increased to 65%, reflecting the scope of his responsibilities as our chief operating officer.  Of this targeted percentage, 50% related to achievement of the Adjusted CFFO goal and 50% related to performance with respect to agreed-upon individual performance objectives.  These individual objectives were set based on priorities in individual departments and typically consisted of between five and ten goals for each individual for the year.  Individual goals are established annually in such a way as to support our overall goals and are largely qualitative in nature.  For 2011, each of the participating named executive officers had individual goals that supported three common goals, which were: (i) to take advantage of our scale and achieve greater efficiencies; (ii) increase productivity by improving processes to streamline communication and information flow; and (iii) improve consistency and effectiveness of leadership training and accountability.  The individual performance portion of the annual incentive plan is based on achievement of the executives’ goals at a level ranging from 0% to 100%.

The following table presents a breakdown of the target, threshold, and maximum incentive payouts for 2011 for our participating named executive officers, other than Mr. Cobb, whose incentive bonus arrangement is described below.  In each case, payouts are first determined based on the level of achievement of Adjusted CFFO growth and then, based on corporate performance, allocated 50% between the Company goals component and the personal goals component.

		Company		Threshold	Maximum
		Financial	Personal	Award	Award
	Target	Goals	Goals	(75% of Target	(150% of Target
	Award	Component	Component	Award)	Award)
Robert C. Bateman	$165,000	50%	50%	$123,750	$247,500
Chris Hyatt	242,938	50%	50%	182,203	364,406
Melanie Werdel	139,425	50%	50%	104,569	209,138

For 2011, we achieved Adjusted CFFO growth of $11.6 million, or 164% of the target Company financial goal of $7.1 million.  This resulted in a cash pool of 150% of the target award amounts, or a total of approximately $3.0 million for all executive officers participating in the 2011 annual incentive plan.

To determine the amounts payable under the personal goals component of the incentive plan, the Compensation Committee evaluated the 2011 individual performance of our executive officers with input from Mr. Cobb and our chief financial officer, Mr. Bateman, on the achievement of individual objectives by the executive officers.  Since qualitative factors are involved in the determination of an individual’s performance, the Compensation Committee made a subjective assessment of performance, based on input from Mr. Cobb and Mr. Bateman.  Despite the general economic challenges in 2011, the executive officers positioned the Company to outperform the industry in the areas of average occupancy and rate per occupied unit.  Based on Company performance, the Compensation Committee determined that each of the named executive officers had achieved 100% of their individual performance goals for 2011 and awarded each of them the entire 50% of the incentive award amount related to achievement of individual goals.

Chief Executive Officer.  For 2011, Mr. Cobb was eligible to receive a cash incentive award equal to 3.5% of the annual year-over-year increase in Adjusted EBITDA, subject to a maximum cap of 75% of his base salary.  The 2011 increase in Adjusted EBITDA was $51.3 million, resulting in an annual incentive award of $521,325 to Mr. Cobb, subject to the 75% of base salary cap.  For 2011, Mr. Cobb also was entitled to an additional bonus amount of $202,855 as a result of the Compensation Committee’s determination to reduce Mr. Cobb’s bonus amount in 2009 and apply this amount to his incentive award opportunity for 2011.  Based on 2011 Adjusted EBITDA results, Mr. Cobb was eligible to receive this entire $202,855 amount in 2011, which amount was not subject to the 75% of base salary cap.

For 2009, Mr. Cobb was eligible for a cash bonus of $446,355 based on Adjusted EBITDA results, but requested that the Compensation Committee reduce his bonus amount by $202,855 so that his cash bonus would be consistent with the annual bonuses other named executive officers received for 2009 as a percentage of base salary. The Compensation Committee agreed with this recommendation and further agreed that the amount of the reduction would be added to Mr. Cobb’s annual incentive opportunity for 2010.  For 2010, the Compensation Committee again determined that the amount would not be paid to Mr. Cobb for similar reasons as in 2009 but would be added to his annual incentive opportunity for 2011 based on Adjusted EBITDA results.  Upon approval of the Compensation Committee, Mr. Cobb was paid this amount for 2011, resulting in a total annual incentive bonus for 2011 of $724,180.

Mr. Cobb also received a discretionary bonus of $57,808 for 2011.  This amount, when added to the $521,325 incentive amount payable to Mr. Cobb, was equal to the amount that Mr. Cobb would have received for 2011 had his annual bonus been determined based on Adjusted CFFO in a manner similar to the other named executive officers, assuming a target incentive for Mr. Cobb of 75% of base salary and a maximum payment of 150% of target.  Determination of this amount excludes the $202,855 that was added to Mr. Cobb's annual incentive opportunity for 2011.  The Compensation Committee determined to award Mr. Cobb this additional bonus so that his bonus was aligned with the methodology used to determine cash incentives for the other named executive officers.

Summary of 2011 Annual Incentive Payouts.  The table below presents the actual cash incentive amounts received for 2011 performance by each of the named executive officers, other than Mr. Baty, including the discretionary bonus amount approved by the Compensation Committee for Mr. Cobb.

		Actual	Actual
	2011	Company	Individual	2011	2011
	Actual Payout	Performance	Performance	Discretionary	Total
	Percentage (1)	Payout	Payout	Payout	Payout
Granger Cobb	100%	$724,180	$–	$57,808	$781,988
Robert C. Bateman	150%	123,750	123,750	–	247,500
Chris Hyatt	150%	182,203	182,203	–	364,406
Melanie Werdel	150%	104,569	104,569	–	209,138

(1)	Payout percentage as a percentage of target award.

Equity Compensation.   We typically grant equity awards to our executives at the director and above levels each year under our 2006 Amended and Restated Equity Incentive Plan (the “2006 Plan”).  Historically, we have granted only stock options to our executives, which vest over a specified period of time based on the continued service of the executive to the Company.  In 2011, certain of our executives, including our named executive officers (except Mr. Baty), received grants of restricted stock rather than stock options.  The fair value of the restricted shares is equal to the market price of Emeritus stock on the grant date.  The shares of restricted stock vest over four years if certain annual target increases in Adjusted CFFO per share are met.  The Compensation Committee believes that awarding performance-based restricted stock more closely aligns executive compensation with increases in shareholder value.  Mr. Baty received a grant of stock options in 2011 and will not receive further equity grants in accordance with the terms of his employment agreement.

We award equity grants in order to provide a long-term incentive opportunity that is linked to shareholder value, to provide a continuing incentive to maximize long-term value to shareholders, and to help make the executive’s total compensation competitive.  Before awarding an equity grant, the Compensation Committee considers the equity grant practices of the companies in our survey group to determine whether the equity incentive will fall at the 50th percentile of the survey group.  Overall, the value of the stock-based grants awarded in 2011 is at the market median in the aggregate.  The size of individual equity grants awarded in 2011 was based on an analysis of how many grants had been awarded in the past to the named executive officers and other executive officers and on the estimated future value of the granted awards, as well as targeting initial stock-based grants for newly appointed executives at a level deemed appropriate for the position.  We typically award annual equity awards in the fourth quarter of the year.

Restricted Stock Awards.  The restricted stock awards granted to our named executive officers in 2011 vest annually over a four-year performance period that extends from January 1, 2012 to December 31, 2015.  The performance period consists of four plan years, each of which extends from January 1 to December 31.  After each plan year, the Compensation Committee (or a subcommittee thereof) will determine if and to what extent annual or average Adjusted CFFO per share growth has been achieved for that year and the number of shares that will become vested as a result for that year.  Shares may vest based on achievement of annual Adjusted CFFO per share growth or cumulative average Adjusted CFFO per share growth, as described below:

•
Annual Adjusted CFFO Per Share Growth:  Each plan year, shares subject to a restricted stock award vest in an amount equal to the product of (i) 25% of the total number of shares granted and (ii) a vesting percentage that corresponds to the annual adjusted CFFO per share growth percentage for the calendar year.  Adjusted CFFO Per Share Growth must be at least 10% for a plan year for any portion of the shares to vest for that year.  The vesting percentages are set forth below:

	Annual Adjusted CFFO Per Share Growth
	10%	11%	12%	13%	14%	15%
Vesting Percentage	50%	60%	70%	80%	90%	100%

•
Average Adjusted CFFO Per Share Growth:  If shares subject to a restricted stock award do not vest at the maximum 25% level in a prior plan year as a result of annual adjusted CFFO per share growth, those shares remain eligible for vesting in a later plan year based on cumulative average Adjusted CFFO per share growth, provided that cumulative average Adjusted CFFO Per Share Growth must be at least 10% as of the end of the plan year for which this vesting determination is made.  Cumulative average Adjusted CFFO per share growth is the average compounded cumulative annual growth in Adjusted CFFO per share during the elapsed portion of the performance period.

Recipients of restricted stock awards must be employed by Emeritus through the end of a plan year to receive any vested shares for such year.

Stock Options.  During 2011, Mr. Baty was the only named executive officer who received a stock option grant.  Mr. Baty’s stock option vests over three years.  Stock options are awarded to our executives with an exercise price equal to the closing price of our common stock on the date of grant.  Prior grants to our named executive officers generally vested over four years, thus encouraging the executives to remain in the long-term employment of our Company.

Separation and Change in Control Arrangements.   To date, the Compensation Committee has not established formal separation and change in control arrangements with our executive officers.  In cases where the need arises for a separation plan, the Compensation Committee generally relies upon the recommendations of the chief executive officer and the chief financial officer in matters related to a specific individual.  The Compensation Committee then reviews and considers these recommendations in its deliberations.  Mr. Cobb has an employment agreement with us that provides for certain post-termination or change in control benefits and Mr. Bateman has an offer letter that provides for certain post-termination or change in control benefits.  Those benefits are described below under Potential Payments upon Termination or Change in Control.

Nonqualified Deferred Compensation Plan.   We do not provide pension plan benefits to our named executive officers.  Emeritus does provide its executive officers, at the level of director and above who meet a certain salary threshold, the opportunity to participate in the Nonqualified Deferred Compensation Plan.  This plan is intended to restore benefits not available to certain executives under our 401(k) plan due to Internal Revenue Service limitations imposed on that plan.  The Nonqualified Deferred Compensation Plan allows a participant to defer receipt of a portion of his or her eligible salary and bonus, which is invested in the executive’s choice of up to nine investment options.  The named executive officers receive a mandatory employer contribution of up to 25% of their contributions that vests immediately.  In addition, there is a discretionary employer match of up to an additional 75% of contributions.  The Compensation Committee, which is required to approve the discretionary match, approved a discretionary match of 25% for the named executive officers for 2011 as a result of overall 2011 corporate performance.

Perquisites.  We provide our named executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program.  In 2011, the named executive officers each received an auto allowance of $500 per month, paid parking, a health club membership, medical insurance, a personal life insurance policy in the amount of $500,000 (except for Mr. Baty and Mr. Cobb who each have a $2.0 million policy) and long-term disability insurance.  In addition, Mr. Cobb has a $5.0 million individual term life insurance policy.

Tax Implications

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement (other than our chief financial officer).  Performance-based compensation that meets certain requirements, including shareholder approval of the material terms of the performance goals, is not subject to the deduction limit.  We consider the impact of this rule in developing and implementing our executive compensation program but, to maintain flexibility in our compensation program, have not adopted a policy that all compensation must qualify as deductible under Section 162(m).  Our 2006 Plan is structured to permit awards granted under that plan to qualify as performance-based compensation under Section 162(m).

Emeritus does not currently have a formal compensation recovery policy, often referred to as a “clawback” policy, aside from the clawback provisions for the chief executive officer and chief financial officer under the Sarbanes-Oxley Act of 2002, which requires those officers to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement due to misconduct.  The Compensation Committee will adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act.

2012 Compensation

2012 Compensation Objectives

The Compensation Committee’s 2012 objective for the executive compensation program is to continue to provide a competitive compensation and benefits package that reflects Company performance and job complexity, but ensures job retention, motivation and alignment with the interests of our shareholders.  For 2012, the executive compensation program will continue to be comprised of a mix of base salary, annual incentive compensation, and long-term incentive awards.

The Compensation Committee has established base salary increases for the named executive officers, other than Mr. Baty, of between 7.9% and 10.0% for 2012.  Mr. Baty’s base salary for 2012 is $300,000 pursuant to the terms of his employment agreement.  Annual cash incentives for 2012 will be based on budgeted Adjusted CFFO per share growth as the corporate financial goal for establishing the payout pool for the named executive officers, including Mr. Cobb. The threshold, target, and maximum payouts for annual cash incentives will remain at the 2011 percentage ranges.  The size or form of any equity incentive award for 2012 has not yet been established, although the Compensation Committee intends to continue to grant performance-based awards.  The Compensation Committee intends to maintain total executive compensation, including salaries, annual cash incentives, and equity awards at around the 50th percentile of our survey group with the mean at the 50th percentile.

Employment Agreement with Mr. Cobb

Effective as of January 1, 2012, we entered into an amended and restated employment agreement with Mr. Cobb that has an initial three-year term and thereafter may be extended for successive 12-month terms.  Under the terms of the amended employment agreement, Mr. Cobb will be paid an initial annual base salary of $750,000 and an annual cash bonus with a target amount during 2012 equal to 130% of Mr. Cobb’s base salary.  As amended, the employment agreement no longer contains an excise tax gross-up for any payments under the agreement that constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  Instead, if any payments or benefits payable under the employment agreement will be subject to an excise tax under the Code, we will pay to Mr. Cobb either (a) the full amount of the payments or benefits due to him under the agreement or (b) the full amount reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to Mr. Cobb.

In the event of Mr. Cobb’s termination of employment without cause by Emeritus or by Mr. Cobb for good reason, Mr. Cobb is entitled to the benefits described below under Potential Payments upon Termination or Change in Control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Robert E. Marks (chairman)
H. R. Brereton Barlow
Stuart Koenig

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the 2011, 2010 and 2009 compensation for named executive officers.  Columns required by SEC rules are omitted where there is no amount to report.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)		($)
Granger Cobb	2011	$695,100	$57,808	$2,720,000	$-	$724,180	$55,062	(6)	$4,252,150
President and Chief	2010	661,791	-	-	767,200	496,500	1,054,589	(7)	2,980,081
Executive Officer	2009	636,952	-	-	434,000	243,500	23,208		1,337,660

Robert C. Bateman	2011	330,000	-	720,000	-	247,500	75,375	(8)	1,372,875
Executive Vice President-Finance	2010	300,000	26,850	-	431,550	123,150	51,829		933,379
and Chief Financial Officer	2009	10,385	-	-	827,100	-	250		837,735

Daniel R. Baty	2011	600,000	-	-	3,252,000	-	26,793	(9)	3,878,793
Chairman	2010	657,702	-	-	767,200	496,500	26,509		1,947,911
	2009	641,533	-	-	694,400	242,850	21,384		1,600,167

Chris Hyatt	2011	373,750	-	960,000	-	364,406	12,644	(10)	1,710,800
Executive Vice President-Operations	2010	308,205	29,088	-	575,400	133,413	17,809		1,063,915
and Chief Operating Officer	2009	220,625	-	-	643,300	69,750	43,789		977,464

Melanie Werdel	2011	278,850	-	640,000	-	209,138	24,654	(11)	1,152,642
Executive Vice President-	2010	252,802	22,688	-	431,550	104,062	18,242		829,345
Administration	2009	239,208	-	-	260,400	30,000	9,925		539,533

(1)	Salary includes amounts deferred at the executive’s election. Base salaries are reviewed annually with adjustments generally effective on January 1.

(2)	Reflects discretionary bonuses earned in the year indicated but paid in the following year.

(3)
Represents the grant date fair value for restricted stock awards granted in 2011, which is based on the closing price of Emeritus common stock on the grant date.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans in our 2011 Annual Report on Form 10-K.

(4)
Represents the grant date fair value for stock options granted in the year indicated, excluding estimated forfeitures.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans in our 2011 Annual Report on Form 10-K for assumptions made in determining these amounts.

(5)	These amounts represent annual incentive bonus awards earned in the year indicated.

(6)	Includes $17,820 in life insurance premiums, $17,557 in long-term disability insurance premiums, $13,685 in medical insurance and a $6,000 car allowance.

(7)
Of this compensation, $1.0 million represents the excess of the amount that we paid to purchase Mr. Cobb’s house in California, plus maintenance and repair costs, over the net amount that we received upon resale.  In 2009, as a result of Mr. Cobb’s required relocation to Seattle, Washington in connection with the Summerville acquisition, we purchased Mr. Cobb’s house for $3.4 million and subsequently sold it in July 2010.

(8)
Includes Company matching contributions of $60,637 for the Nonqualified Deferred Compensation Plan, $1,108 in life insurance premiums, $348 in health club membership dues, $7,282 in medical insurance and a $6,000 car allowance.

(9)	Includes $24,684 in life insurance premiums and $2,109 in medical insurance.

(10)	Includes $522 in life insurance premiums, $6,122 in medical insurance and a $6,000 car allowance.

(11)
Includes Company matching contributions of $11,366 for the Nonqualified Deferred Compensation Plan, $348 in health club membership dues, $600 in life insurance premiums, $6,340 in medical insurance and a $6,000 car allowance.

2011 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards for each of our named executive officers for 2011.

								All Other		Grant
								Option		Date
								Awards:	Exercise	Fair
	Estimated Future Payouts				Estimated Future Payouts			Number of	or Base	Value
	Under Non-Equity				Under Equity			Securities	Price	of Stock
	Incentive Plan Awards (1)				Incentive Plan Awards (2)			Underlying	of Option	and Option
	Threshold	Target	Maximum	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	($)	($)	($)	Date	(#)	(#)	(#)	(#)(3)	($/Sh)(4)	($)(5)

Granger Cobb	$–	$–	$724,180	12/16/11	$85,000	N/A	$170,000	–	–	$2,720,000

Robert C. Bateman	123,750	165,000	247,500	12/16/11	22,500	N/A	45,000	–	–	720,000

Daniel R. Baty	–	–	–	1/19/11	–	–	–	300,000	$20.13	3,252,000

Chris Hyatt	182,203	242,938	364,406	12/16/11	30,000	N/A	60,000	–	–	960,000

Melanie Werdel	104,569	139,425	209,138	12/16/11	20,000	N/A	40,000	–	–	640,000

(1)
Under the annual cash incentive plan, Mr. Bateman and Ms. Werdel each had a targeted cash annual incentive of 50% of their base salary and Mr. Hyatt had a targeted cash annual incentive of 65% of his base salary.  Of these targeted percentages, 50% was related to the financial performance goal of the Company based on 2011 Adjusted CFFO growth.  The other 50% of the targeted amount related to performance with respect to agreed-upon individual objectives.  The threshold amount reflects the payment amount at the minimum performance level required under the plan in order to receive any payment, which is 50% achievement of the targeted performance goal of Adjusted CFFO growth (corresponding to a 75% payout).  The maximum amount reflects 120% of the target performance goal (corresponding to a 150% payout).  As described in Compensation Discussion and Analysis – Executive Compensation Components – Annual Cash Incentives, Mr. Cobb’s annual incentive is based on the Company’s achievement of a year-over-year increase in Adjusted EBITDA.  Mr. Cobb can receive 3.5% of the annual year-over-year increase in Adjusted EBITDA, up to 75% of his base salary.  Accordingly, there is no applicable threshold or target amount, and only the maximum amount is shown, including the entire amount the Compensation Committee agreed to apply to his incentive opportunity for 2011 based on Adjusted EBITDA and that, therefore, was not subject to the 75% of base salary cap.  Mr. Baty is no longer eligible to receive an annual cash award.

(2)
Represents restricted shares that may vest annually over a four-year period in an amount equal to the product of (i) 25% of the number of shares granted and (ii) a vesting percentage that is determined by the annual adjusted CFFO per share growth percentage for the calendar year.  Amounts reported at threshold reflect an annual adjusted CFFO per share growth of 10%, and amounts reported at maximum reflect an annual adjusted CFFO per share growth of 15%, the level at which annual vesting of 25% of the restricted shares occurs.  To the extent percentages of annual adjusted CFFO per share growth fall between 10% and 15% in a given year, the number of vested shares will be interpolated on a straight-line basis.

(3)
Options granted to Mr. Baty in 2011 were specified under the terms of his employment agreement and were nonqualified stock options pursuant to the 2006 Plan.  The options have a term of ten years and vest over three years.

(4)	The exercise price of the options granted equals the closing market price of Emeritus common stock on the date of grant.

(5)	See Notes to Consolidated Financial Statements—Note 9. Stock Plans set forth in our 2011 Annual Report on Form 10-K for assumptions made in determining the grant date fair value of the equity awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on equity awards held by the named executive officers at December 31, 2011.

						Stock Awards
						Number	Market Value
		Option Awards				of Shares	of Shares
		Number of Securities				of Stock	of Stock
		Underlying Unexercised		Option	Option	That Have	That Have
	Grant	Options (#) (1)		Exercise	Expiration	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	Price ($)	Date	(#)	($)
Granger Cobb	09/04/07	500,000	–	$27.40	9/4/14
	11/13/08	30,000	10,000	8.03	11/13/18
	11/17/09	25,000	25,000	16.45	11/17/19
	11/30/10	20,000	60,000	18.03	11/30/20
	12/16/11	–	–			170,000	$2,720,000
Totals		575,000	95,000			170,000	$2,720,000

Robert C. Bateman	12/21/09	45,000	45,000	17.39	12/21/19
	11/30/10	11,250	33,750	18.03	11/30/20
	12/16/11	–	–			45,000	$720,000
Totals		56,250	78,750			45,000	$720,000

Daniel R. Baty	07/25/06	30,000	–	18.60	7/25/13
	11/13/08	–	20,000	8.03	11/13/18
	11/17/09	40,000	40,000	16.45	11/17/19
	11/30/10	20,000	60,000	18.03	11/30/20
	01/19/11	100,000	200,000	20.13	1/19/21
Totals		190,000	320,000

Chris Hyatt	07/25/06	3,334	–	18.60	7/25/13
	09/04/07	20,000	–	27.40	9/4/14
	11/13/08	6,500	3,250	8.03	11/13/18
	07/31/09	35,494	17,500	11.65	7/31/19
	11/17/09	12,500	12,500	16.45	11/17/19
	11/30/10	15,000	45,000	18.03	11/30/20
	12/16/11	–	–			60,000	$960,000
Totals		92,828	78,250			60,000	$960,000

Melanie Werdel	09/04/07	40,000	–	27.40	9/4/14
	11/13/08	22,500	7,500	8.03	11/13/18
	11/17/09	15,000	15,000	16.45	11/17/19
	11/30/10	11,250	33,750	18.03	11/30/20
	12/16/11	–	–			40,000	$640,000
Totals		88,750	56,250			40,000	$640,000

(1)
Except for the option granted to Mr. Baty on January 19, 2011 and to Mr. Hyatt on July 31, 2009, the options granted to named executive officers vest 1/4 one year after grant and vest an additional 1/4 each year thereafter so that the options are fully vested four years from the date of grant.  One-third of the option granted to Mr. Baty in 2011 vested on December 31, 2011 and 1/3 will vest on each of December 31, 2012 and 2013.  The option granted to Mr. Hyatt on July 31, 2009 vested 1/4 on the date of grant, and vests an additional 1/4 each year thereafter so that the option is fully vested three years from the date of grant.

2011 Option Exercises and 2011 Stock Vested

The following table presents information on stock options exercised by the named executive officers during 2011.  No stock awards vested during 2011.

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired		Value Realized	Shares Acquired		Value Realized
	on Exercise		On Exercise	on Exercise		Upon Exercise
Name	(#	)	($) (1)	(#	)	($)
Granger Cobb	–		–	-		-
Robert C. Bateman	–		–	-		-
Daniel R. Baty	40,000		$273,800	-		-
Chris Hyatt	–		–	-		-
Melanie Werdel	–		–	-		-

(1)	The value realized on exercise is the difference between the fair market value of the underlying common stock at the time of exercise and the exercise price.

2011 Nonqualified Deferred Compensation

We maintain a Nonqualified Deferred Compensation Plan that allows the executive officers to defer receipt of up to 25% of their eligible salary and eligible bonuses, which is invested in the employee’s choice of up to nine investment options offered under the plan.  The executive officers receive a mandatory annual employer matching contribution of up to 25% of their contributions that is immediately vested.  In addition, there is a discretionary employer match of up to an additional 75% of contributions that becomes nonforfeitable subject to a three-year vesting schedule, beginning when the executive officer first enrolls in the plan, or if earlier, upon the executive officer’s reaching age 65, the executive officer’s disability or death, or upon certain terminations of employment in connection with a change in control.  The Compensation Committee, which is required to approve a discretionary match, approved a 25% discretionary match for 2011 for the named executive officers.  Deferral elections occur once a year and may include the executive’s base salary, eligible bonuses, any amounts refunded from the Company’s 401(k) plan, or all three.  Once the election is made, that deferral amount may not be changed for that year.  Any contributions made to the plan, and the earnings on those contributions, will be paid to the executive on the later of (i) six months following termination of employment or (ii) January of the calendar year following an executive’s termination of employment for whatever reason.  In cases where an executive’s balance in the plan is less than $100,000, it is paid as a single sum, and amounts greater than $100,000 are paid in five substantially equal annual payments.  The plan permits disbursements to currently employed executives in the event of an unforeseeable emergency.  For this purpose, an “unforeseeable emergency” means a severe financial hardship to a participant resulting from an illness or accident of the participant, the participant’s spouse or a dependent.

The Compensation Committee administers the Nonqualified Deferred Compensation Plan.  The Board retains the discretion to amend, suspend or terminate the plan at any time.

The following table presents information on the nonqualified deferred compensation for each of the named executive officers for 2011.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last	in Last	in Last	Distributions	at Last
	Fiscal Year	Fiscal Year	Fiscal Year		Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Granger Cobb	$-	$-	$-	$-	$-
Robert C. Bateman	121,275	60,637	(13,687)	-	205,087
Daniel R. Baty	-	-	-	-	-
Chris Hyatt	-	-	-	-	-
Melanie Werdel	22,731	11,366	(86)	-	129,909

(1)
The amount reported reflects elective deferrals made by the named executive officer of cash compensation paid for 2011.  These amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2011.

(2)
The amount reported reflects matching contributions made by Emeritus in 2012 for 2011 contributions.  These amounts are included in the “All Other Compensation” column of the Summary Compensation Table but not in the “Aggregate Balance at Last Fiscal Year-End” column of this table because of the date the contributions were made.

(3)	These amounts represent the actual increase (decrease) in the value of the investments selected by the executive.

(4)	Of the amounts reported in this column, the following amounts have also been reported in the Summary Compensation Table for 2011, 2010 and 2009:

		Previously	Previously
	Reported	Reported	Reported
	for 2011	for 2010	for 2009
Name	($)	($)	($)
Granger Cobb	$-	$-	$-
Robert C. Bateman	121,275	60,631	-
Daniel R. Baty	-	-	-
Chris Hyatt	-	-	-
Melanie Werdel	22,731	14,419	15,273

Potential Payments upon Termination or Change in Control

To date, the Compensation Committee has not established formal separation and change-in-control arrangements with the named executive officers, but Mr. Cobb and Mr. Bateman are eligible for certain post-termination benefits described below.

2006 Plan.  Under the 2006 Plan, unless otherwise determined at the time of grant of an option or a restricted stock award, in the event of a Company transaction that is not a change in control or a related party transaction (terms defined below), all outstanding awards will become fully and immediately vested or exercisable, unless the awards are converted, assumed, or replaced by a successor company.  In the event of a change in control, outstanding options and restricted stock awards become fully vested and, in the case of options, exercisable.  Alternatively, in either event, the Compensation Committee can cash out awards in exchange for their termination, based on the amount of consideration received by shareholders in the transaction.

“Company transaction” generally means:  (i) a merger or consolidation of Emeritus with or into any other company or other entity; (ii) statutory share exchange or a sale in one transaction or a series of related transactions of at least 50% of Emeritus’ outstanding voting securities; or (iii) a sale, lease, exchange or other transfer in one transaction, or a series of related transactions of all or substantially all of Emeritus’ assets.

“Change in control” generally means (i) an acquisition of 50% or more of our outstanding common stock or the combined voting power of then outstanding voting securities, except for certain related party transactions, or (ii) a change in the composition of the board of directors during any two-year period such that individuals who, as of the beginning of such two-year period, constituted the board cease to constitute at least a majority of the board.

“Related party transaction” generally means (i) the beneficial ownership of Emeritus or the resulting company remains the same with respect to at least 50% of the shares of common stock and the combined voting power of the outstanding voting securities in substantially the same proportions as immediately prior to the Company transaction; (ii) no entity (other than Emeritus or certain affiliates) will beneficially own 50% or more of the outstanding shares of common stock of the resulting company or the combined voting power of the outstanding voting securities of the resulting company, unless such ownership previously existed; and (iii) Emeritus’ incumbent board of directors will constitute, after the Company transaction, at least a majority of the board resulting from such Company transaction.

If a Company transaction or a change in control had occurred effective as of the last business day of fiscal year 2011 (December 30, 2011), the estimated amount of incremental compensation to be received by each of the named executive officers upon the Company transaction or change in control as a result of the acceleration of in-the-money stock options and unvested restricted stock awards would have been as follows:

Acceleration
of Unvested
Equity Awards
Name	($)
Granger Cobb	$3,098,000
Robert C. Bateman	793,350
Daniel R. Baty	232,000
Chris Hyatt	1,197,210
Melanie Werdel	787,400

These amounts are based on the intrinsic value of the stock options or the market price of the restricted stock as of December 30, 2011.  The intrinsic value of stock options is equal to the difference between the exercise price of the options and the closing price of Emeritus common stock on December 30, 2011, which was $17.51.  The actual amounts to be received can only be determined at the time of a change in control or Company transaction, if any.

Employment Agreement—Mr. Cobb.  As of December 31, 2011, Mr. Cobb’s employment agreement with us provided that in the event of his termination by Emeritus without cause or by Mr. Cobb for good reason, he would have been entitled to a lump sum payment equal to the lesser of (i) $2 million and (ii) the amount of his then current annual base salary otherwise payable through December 31, 2011.  In the event of termination of employment by death or disability, Mr. Cobb would have been entitled to a lump sum payment equal to his then-current annual base salary.  If any payments under the agreement would have constituted an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, Emeritus would have made a cash payment to or on behalf of Mr. Cobb equal to any excise taxes imposed by Section 4999 of the Internal Revenue Code on such payments, plus the income taxes payable by him resulting from this cash payment.

Assuming a termination of employment as of December 30, 2011 by Emeritus without cause, by Mr. Cobb for good reason, or due to death or disability, Mr. Cobb would have been entitled to a lump sum payment of $2.1 million, including a related tax gross-up.  Also, Mr. Cobb would have been entitled to accelerated vesting of his options in the event of a termination of employment by Emeritus without cause or by Mr. Cobb for good reason or in the event of a change in control, the value of which is $121,300, based on the difference between the exercise price of the options held by Mr. Cobb and the closing price of Emeritus common stock on December 30, 2011, which was $17.51.

For purposes of the agreement, “cause” was defined to mean (i) willful and repeated failure to comply with lawful written directives of the Board; (ii) any knowing, willful or intentional act of disloyalty or misconduct that is materially injurious to Emeritus or conviction of, or plea of guilty to, a felony or a crime involving moral turpitude;

or (iii) a material breach of the employment agreement and failure to timely cure such breach following notice from Emeritus of such breach.

“Good reason” was defined generally to mean (i) a reduction in, without Mr. Cobb’s prior written consent, or failure to timely pay compensation due under the agreement; (ii) a material change in position and/or title without Mr. Cobb’s prior written consent or a material diminution in his duties, responsibilities and/or authority; (iii) the occurrence of certain Company transactions; (iv) a material breach by Emeritus of the agreement and failure to timely cure such breach; or (v) a requirement that Mr. Cobb relocate his principal residence or Emeritus relocates its headquarters more than 50 miles from its present location without Mr. Cobb’s prior written consent.

For purposes of the agreement, “change in control” was defined generally to mean (i) a merger or consolidation in which 50% or more of the total combined voting power or total combined fair market value of Emeritus’ outstanding securities are transferred to certain third persons (with certain exceptions set forth in the agreement); (ii) an acquisition by certain third parties of either 30% or more of Emeritus’ outstanding common stock (with certain exceptions set forth in the agreement) or 30% of the outstanding securities of Emeritus that have the power to elect a majority of the members of the board of directors; (iii) board recommendation to accept a tender offer proposal that would have the effect of acquiring control of Emeritus; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of Emeritus.

“Disability” was defined generally to mean mental or physical disability such that Mr. Cobb would then have been entitled to receive disability benefits under the Emeritus long-term disability insurance policy.  If Emeritus did not have such a policy, “disability” was defined to mean Mr. Cobb’s inability to perform substantially all of his duties required under the agreement due to accident or disability or physical or mental illness for a period that exceeds 90 days in any 12-month period or 120 or more working days in any 12-month period.

In January 2012, we entered into an amended employment agreement with Mr. Cobb that is effective as of January 1, 2012 and ends on December 31, 2014 and may be extended for successive 12-month terms.  In the event of Mr. Cobb’s termination by Emeritus without cause or by Mr. Cobb for good reason, he will be entitled to a lump sum payment equal to two and a half times the sum of his annual base salary and target annual bonus amount.  In addition, 100% of Mr. Cobb’s unvested stock options and restricted shares will be immediately vested, and Mr. Cobb will have up to 24 months to exercise the options.  Mr. Cobb’s amended employment agreement no longer includes a gross-up for taxes that may be incurred as a result of compensation earned under the amended agreement.  To receive any severance payments or benefits under the amended employment agreement, Mr. Cobb must execute a general release and waiver of all claims against us in a form satisfactory to us.  If the agreement had been in effect on December 30, 2011, Mr. Cobb would have been entitled to the following amounts:

Salary	$1,875,000
Bonus	2,437,750
Intrinsic value of in-the-money unvested options	121,300
Market value of accelerated vesting of restricted stock	2,976,700

For purposes of the amended agreement, “cause” and “disability” are defined similarly to those definitions in the original agreement.  “Change in control” is also defined similarly, except that it no longer includes a board recommendation to accept certain tender offer proposals and now includes a majority change in the incumbent board members over a two-year period.  “Good reason” generally means, subject to timely notice by Mr. Cobb of any event that constitutes “good reason” and a Company cure period,  (i) a material diminution in Mr. Cobb’s annual base salary (except for reductions in connection with a general reduction for all executive officers); (ii) a material diminution in Mr. Cobb’s authority, duties, or responsibilities; (iii) a material breach by Emeritus or a successor company of the agreement and failure to timely cure such breach; or (v) a requirement that Mr. Cobb relocate his principal place of work by more than 50 miles from its present location without Mr. Cobb’s prior written consent.

Offer Letter—Mr. Bateman.  Mr. Bateman’s offer letter with us provides that in the event of a change in control or a termination without cause, Mr. Bateman is entitled to a lump-sum cash payment equal to his then-current annual base salary.  Assuming either event occurred as of December 31, 2011, Mr. Bateman would have been entitled to a payment of $330,000.  Under the offer letter, “change in control” generally means (i) a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of the Company unless holders owning voting securities immediately prior to the transaction own at least 75% of the voting securities immediately thereafter; (ii) a change in the composition of the board of directors such that individuals who constituted the board cease to constitute at least a majority of the board; or (iii) shareholder approval of a complete liquidation or dissolution of the Company.  “Cause” is defined substantially similar to the definition above in Mr. Cobb’s employment agreement.

Nonqualified Deferred Compensation Plan.  The Nonqualified Deferred Compensation Plan provides for a mandatory Company matching contribution for executive officers, which is immediately vested, and a discretionary Company contribution, which will become nonforfeitable subject to a three-year vesting schedule, beginning when the executive officer first enrolls in the plan, or, if earlier, upon the participant’s reaching age 65, the participant’s disability or death, or a change in control event.

Under the Nonqualified Deferred Compensation Plan, a “change in control event” means that a participating executive officer’s employment is terminated involuntarily (other than for cause) or voluntarily by the executive for good reason during the period six months prior to and ending 24 months following a change in control. “Change in control” generally includes (i) an acquisition of Emeritus stock that results in ownership of more than 50% of the total fair market value or total voting power of Emeritus or (ii) an acquisition of assets of Emeritus that have a total gross fair market value equal to or more than 40% of the total gross fair market value of Emeritus’ assets immediately prior to the acquisition, with certain exceptions.

For purposes of the Nonqualified Deferred Compensation Plan, “good reason” generally means, without the participant’s written consent, (i) the participant is required to relocate more than 40 miles from the participant’s existing job location (except if the new location is closer to the participant’s home); (ii) material demotion or loss of title or significant authority that is not cured by Emeritus; (iii) reduction in salary or material adverse change in perquisites, benefits, or vacation, other than as part of an overall program applied uniformly to all senior management; and (iv) a successor company’s failure or refusal to assume Emeritus’ obligations under the plan.

For purposes of the Nonqualified Deferred Compensation Plan, “cause” generally means termination due to (i) personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty involving personal profit; (ii) intentional failure to perform stated duties or insubordination; or (iii) willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order.

If any of the foregoing termination events had occurred effective as of December 30, 2011, the estimated amount of incremental compensation to be received by each of the named executive officers under the Nonqualified Deferred Compensation Plan would be as follows:

Acceleration
of Amounts
Under Nonqualified
Deferred
Compensation Plan
Name	($)
Granger Cobb	$-
Robert C. Bateman	10,106
Daniel R. Baty	-
Chris Hyatt	-
Melanie Werdel	-

DIRECTOR COMPENSATION

2011 Director Compensation

For 2011, we paid each of our non-employee directors an annual cash retainer of $25,000 and cash fees of $1,500 for each Board or committee meeting they attended, whether in-person or telephonic.  The chairmen of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee received an additional $10,000 cash retainer.  We also reimbursed them for all reasonable expenses incurred in connection with their attendance.  Under the Amended and Restated Stock Option Plan for Non-employee Directors (“Directors Plan”), each non-employee director automatically receives an option to purchase 2,500 shares of our common stock at the time of the director’s initial election or appointment to the board of directors.  In addition, each non-employee director automatically receives an option to purchase 7,500 shares of our common stock immediately following each year’s annual meeting of shareholders.  All options granted under the Directors Plan fully vest on the day immediately prior to the annual meeting that follows the date of grant, subject to continued service as a director until that date, and expire 10 years after the date of grant, except that the option for 2,500 shares granted at the time of a director’s initial election or appointment to the board vests immediately upon grant.  The exercise price for all options granted under the Directors Plan is the closing market price of our common stock on the grant date.

Mr. Brandstrom retired as Executive Vice President—Finance and Chief Financial Officer in December 2009, but remains employed with the Company in an advisory capacity and is a member of the board of directors serving as Vice Chairman and Secretary.  In connection with his continued employment, Mr. Brandstrom entered into an employment contract with the Company that was effective January 1, 2010 and continues through December 31, 2014.  Mr. Brandstrom’s base salary under this agreement is $203,931 in 2011, $152,948 in 2012 and $100 per year in each of 2013 and 2014.  As long as Mr. Brandstrom remains a director of Emeritus, he will receive options to purchase Emeritus common stock in amounts equivalent to the annual non-employee director grants.  Once Mr. Brandstrom is no longer an employee of the Company, each of his outstanding stock options will become fully vested and, except for incentive stock options granted prior to January 1, 2010, he will be entitled to exercise the option until the earlier of (i) two years after termination of employment and (ii) the last day of the option term.  The post-termination exercise period originally applicable to incentive stock options granted prior to January 1, 2010 continues to govern.

Through December 31, 2013, Mr. Brandstrom and his family are covered by our executive benefit plan, which includes medical and dental insurance, $500,000 of life insurance, participation in the Company’s Nonqualified Deferred Compensation Plan, long-term disability insurance, and an automobile allowance.  In the event of Mr. Brandstrom’s death during the term of the Agreement, his dependents will be entitled to health insurance coverage under COBRA for 36 months thereafter.

No other employee directors received any separate compensation for their service on our Board of Directors during 2011.

2011 Director Compensation Table

The following table sets forth the compensation of our directors for 2011.  As employee directors, Messrs. Daniel Baty and Cobb did not receive any separate compensation for their service on the Board during 2011.  See the Summary Compensation Table for disclosures relating to their compensation.

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

H. R. Brereton Barlow	$43,205	$129,941	$–	$173,146
Stanley L. Baty	34,000	94,666	–	128,666
Raymond R. Brandstrom (2)	–	94,666	214,254	308,920
Bruce L. Busby	47,500	94,666	–	142,166
Stuart Koenig	46,000	94,666	–	140,666
James R. Ladd	46,000	94,666	–	140,666
Richard W. Macedonia	59,000	94,666	–	153,666
Robert E. Marks	66,000	94,666	–	160,666

(1)
The amounts reported in this column reflect the grant date fair value of the awards.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans set forth in our 2011 Annual Report on Form 10-K for assumptions made in determining these amounts.  The grant date fair value of options granted in 2011 to the non-employee directors was $12.62 per share, except for Mr. Barlow’s initial grant of 2,500 shares in March 2011, which had a grant date fair value of $14.11.

(2)	Mr. Brandstrom’s compensation includes salary of $203,931, car allowance of $6,000, medical insurance of $2,827 and life insurance of $1,496.

The following table contains the aggregate number of shares subject to options outstanding at December 31, 2011 for the non-employee directors:

Option
Name	Shares

H. R. Brereton Barlow	10,000
Stanley L. Baty	55,000
Raymond R. Brandstrom	137,500
Bruce L. Busby	62,500
Stuart Koenig	32,500
James R. Ladd	10,000
Richard W. Macedonia	25,000
Robert E. Marks	47,500

2012 Director Compensation

For 2012, our non-employee directors will receive an annual cash retainer of $25,000 and chairpersons of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee will receive an additional $10,000 cash retainer.  We will continue to pay non-employee directors cash fees of $1,500 for each Board meeting or committee meeting they attend, whether in-person or telephonically, as well as reimburse them for all reasonable expenses incurred in connection with their attendance at meetings.  Option grants to the non-employee directors will continue to be made under current terms of the Directors Plan immediately following the 2012 annual meeting of shareholders.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of March 1, 2012, certain information with respect to the beneficial ownership of our common stock by:

•	each person that we know owns more than 5% of our common stock;
•	each of our directors;
•	each current officer named in the Summary Compensation Table; and
•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power.  Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.  Unless otherwise indicated, the address of each of the officers, directors, and shareholders named below is: c/o Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

The table includes the beneficial ownership of stock options currently exercisable or exercisable within 60 days.

	Shares of Emeritus Common Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Named Executive Officers

Daniel R. Baty (2)(3)	6,210,839	13.7%

Granger Cobb (4)	1,190,818	2.6%

Robert C. Bateman (5)	101,250	*

Chris Hyatt (6)	156,078	*

Melanie Werdel (7)	144,958	*

Directors

H. R. Brereton Barlow (8)	2,500	*

Stanley L. Baty (3)(9)	3,761,820	8.3%

Raymond R. Brandstrom (10)	729,075	1.6%

Bruce L. Busby (11)	75,000	*

Stuart F. Koenig (12)	25,000	*

James R. Ladd (13)	2,500	*

Richard W. Macedonia (14)	17,500	*

Robert E. Marks (15)	40,000	*

More than 5% Shareholders

The Apollo Funds (16) c/o AREIF 60 Columbus Circle, 20th Floor New York, NY 10023	6,510,100	14.5%

Brandon D. Baty (3)(17) 600 University Street, Suite 2500 Seattle, WA 98101	3,761,920	8.4%

B.F., Limited Partnership (18) Columbia-Pacific Group, Inc. 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	3,651,920	8.1%

Capital World Investors (19) 333 South Hope Street Los Angeles, CA 90071	3,540,000	7.9%

FMR LLC (20) 82 Devonshire Street Boston, MA 02109	6,655,456	14.8%

Saratoga Partners IV, L.P. (21) 535 Madison Avenue New York, NY 10022	4,177,646	9.3%

All directors and executive officers as a group (24 persons) (3)(22)	9,508,543	20.3%

*	Less than 1%.

(1)	Based on 45,030,636 outstanding shares as of March 1, 2012.

(2)	Includes 2,365,419 shares held directly and options exercisable within 60 days for the purchase of 190,000 shares.

(3)
Includes 3,651,920 shares held indirectly, consisting of 3,651,920 shares held by B.F., Limited Partnership (“B.F.”), 2,000,000 shares of which are pledged as security for a loan.  Columbia Pacific Group, Inc. (“CPG”) is the general partner of B.F., which is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. except to the extent of their respective pecuniary interests in such shares.

(4)	Includes options exercisable within 60 days for the purchase of 575,000 shares and 170,000 unvested shares of restricted stock.

(5)	Includes options exercisable within 60 days for the purchase of 56,250 shares and 45,000 unvested shares of restricted stock.

(6)	Includes options exercisable within 60 days for the purchase of 92,828 shares and 60,000 unvested shares of restricted stock.

(7)	Includes options exercisable within 60 days for the purchase of 88,750 shares and 40,000 unvested shares of restricted stock.

(8)	Includes options exercisable within 60 days for the purchase of 2,500 shares.

(9)
Includes 62,400 shares held directly and options exercisable within 60 days for the purchase of 47,500 shares.  In addition, of the shares held as described in footnote 3 above, 41,084 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 85,455 shares are attributable to trusts for the benefit of Stanley L. Baty’s children, of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F.  Stanley L. Baty disclaims beneficial ownership of the shares held by the trusts.

(10)	Includes options exercisable within 60 days for the purchase of 102,500 shares.

(11)	Includes options exercisable within 60 days for the purchase of 55,000 shares.

(12)	Includes options exercisable within 60 days for the purchase of 25,000 shares.

(13)     Includes options exercisable within 60 days for the purchase of 2,500 shares.

(14)	Includes options exercisable within 60 days for the purchase of 17,500 shares.

(15)	Includes options exercisable within 60 days for the purchase of 40,000 shares.

(16)
Includes 6,510,000 shares of outstanding common stock held or voted by Apollo Funds and its affiliates.  Stuart Koenig, an Emeritus director, is the Vice President of Apollo Real Estate Capital Advisors III, Inc., the general partner of Apollo Real Estate Investment Fund, L.P., the sole member of AP Summerville, LLC.

(17)
Includes 110,000 shares held directly.  In addition, of the shares held as described in footnote 3 above, 41,084 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 85,455 shares are attributable to trusts for the benefit of Stanley L. Baty’s children, of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F. Brandon D. Baty disclaims beneficial ownership of the shares held by the trusts.

(18)
CPG is the general partner of B.F., which is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. except to the extent of their respective pecuniary interests in such shares.

(19)
Based on Schedule 13G filed by Capital World Investors on February 10, 2012, indicating beneficial ownership as of December 30, 2011.  According to such filing, Capital World Investors reported that it has sole voting power and sole dispositive power with respect to 3,540,000 shares.

(20)
Based on Amendment No. 6 to Schedule 13G filed by FMR LLC on February 14, 2012, indicating beneficial ownership as of December 31, 2011.  According to such filing, FMR LLC reported that it and its related entities have sole voting power with respect to 654,159 shares and sole dispositive power with respect to 6,655,456 shares.

(21)
Based on Amendment No. 12 to Schedule 13D filed by Saratoga Partners and its affiliates on December 30, 2010, indicating beneficial ownership as of December 20, 2010.  Includes 4,177,646 shares currently held or voted by Saratoga Partners and its affiliates.

(22)
Includes options exercisable within 60 days for the purchase of 1,793,010 shares, including options described in footnotes 2 and 4 through 15 above, and 435,000 shares of unvested restricted stock, including unvested restricted stock described in footnotes 4 through 7 above.

TRANSACTIONS WITH RELATED PERSONS

Shared Opportunities Agreement with Mr. Daniel R. Baty. The Company and Mr. Baty entered into a Shared Opportunities Agreement on January 19, 2011 (the “SOA”), to be effective while Mr. Baty is an officer or director of the Company, unless we give six months written notice to Mr. Baty of termination of the SOA or we otherwise agree.  In connection with entry into the SOA, we and Mr. Baty agreed to terminate the Noncompetition Agreement dated September 29, 1995, as amended, between the Company and Mr. Baty.  Under the SOA, Mr. Baty and his affiliate, Columbia Pacific Management (“CPM”), of which Mr. Baty is a managing partner, acknowledge that each has an affirmative obligation to immediately present to the Company all investment opportunities in senior living communities and ancillary businesses (including therapy, home health, durable medical equipment and hospice) in the United States and Canada.  With respect to each such transaction, we will have the right to (i) pursue such transaction on our own or elect to co-invest with Mr. Baty in the transaction or (ii) manage the assets and/or business pursuant to a management agreement.  If we enter into a management agreement, we will also be entitled to (a) a first right of refusal to purchase the assets and/or business at a subsequent sale and (b) a participation “promote” (in addition to any return to which we may be entitled as an equity participant) upon the sale of the assets and/or business.  In the event that Mr. Baty identifies an investment opportunity in senior living communities and ancillary businesses in China (the “China Opportunity”), we will have the right to co-invest in the China Opportunity up to 50% of the equity value and manage, consult, or otherwise provide resources upon mutually agreeable terms.  We recently entered into a consulting agreement with an affiliate of Mr. Baty’s under the terms of which we are providing systems, programmatic and operational support in connection with the affiliate’s senior housing investment activities in China, including the development of a rehabilitation care center that is scheduled to open in Shanghai in mid-2012.  We anticipate that we will enter into a joint venture with the affiliate during the first half of 2012 to pursue additional senior housing investment opportunities in China.

Community Agreements with Baty-Related Entities.  Mr. Daniel Baty personally guarantees our obligations under certain leases pursuant to which we initially leased 18 communities (the “Cash Flow Sharing Communities”) from a real estate investment trust (“REIT”).  In October 2008, the real property underlying eight of these communities was purchased by a 50-50 joint venture owned by Emeritus and Mr. Baty and they were removed from the master lease.

As compensation for facilitating this lease and for the guarantee, Mr. Baty receives, based on a prescribed formula, 50% of the positive cash flow of the Cash Flow Sharing Communities, which includes those in the joint venture, and is responsible for 50% of any negative cash flow, as defined in a cash flow sharing agreement.  We have the right to purchase Mr. Baty’s 50% interest in the cash flow of these communities for the lesser of 50% of (i) six times cash flow or (ii) the fair market value of that cash flow.  For purposes of this transaction, cash flow is defined as net income adjusted for management fees equal to 5% of revenues, actual capital expenditures, and certain other agreed upon adjustments.  Under this agreement, Emeritus received $132,000 for 2011 and Mr. Baty received $1.3 million for 2010 and $956,000 for 2009.

For those communities owned by the joint venture, we have the right to purchase Mr. Baty’s equity interest in the properties for the lesser of 50% of (i) fair market value or (ii) net operating income, as defined, capitalized at 8.25%.  Mr. Baty also guarantees the debt on the eight joint venture communities, which totaled $42.0 million at December 31, 2011.

In February 2011 and November 2011, we entered into agreements with Mr. Baty (the “Buy Outs”) to purchase his rights related to a total of nine of the 18 Cash Flow Sharing Communities.  Five of the nine communities in the Buy Outs were owned by the joint venture with Mr. Baty, and the Buy Outs also included our purchase of Mr. Baty’s equity interest in these communities.  We paid to Mr. Baty a total of $14.5 million in cash under the terms of the Buy Outs, which was based on the predetermined formulas in the joint venture agreement and the cash flow sharing agreement as described above.

At December 31, 2011, we managed four assisted living communities that are owned by entities that Mr. Baty controls and in which he, Stan Baty, a member of our board of directors, and/or the Baty family partnership held varying direct and indirect financial interests, and one assisted living community that is wholly owned by Mr. Baty.  Mr. Brandstrom, our vice chairman, has a passive investment interest in a number of entities controlled by Mr. Baty and/or the Baty family partnership, including Columbia Pacific.  The management agreements generally provide for fees equal to 5% of revenues, are for indefinite terms unless terminated for cause, and grant us a right of first refusal on sale of the properties.  The Company earned management fee revenue under these agreements of approximately $832,000, $732,000 and $1.0 million in 2011, 2010, and 2009, respectively.

The Company and Mr. Baty have a continuing agreement that governs the operating, accounting, and payment procedures relating to the foregoing entities in which Mr. Baty had a financial interest, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3.0%.  As of February 29, 2012, there were no material outstanding balances (net of funds held by us for application to outstanding balances).

Painted Post.  During 1995, for state regulatory reasons, Messrs. Daniel Baty and Brandstrom formed Painted Post Partners, a New York general partnership (“Painted Post”), to facilitate the operation of assisted living communities in the state of New York.  This partnership later contributed its assets to Painted Post LLC, which is now the successor to the partnership.  We have entered into administrative services agreements with the partnership for the term of the underlying leases.  The administrative services agreements provide for fees to us that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index.  In addition, we have agreed to indemnify Messrs. Baty and Brandstrom against losses and, in exchange, they have agreed to assign any profits to us.  As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event either ceases to be a senior executive of Emeritus, he will transfer his interest in Painted Post for a nominal charge to his successor at Emeritus or other person designated by us.  In 2011, Messrs. Baty and Brandstrom transferred their ownership interests in Painted Post LLC to Mr. Cobb.

Summerville Agreements.  On September 1, 2007, we acquired all of the outstanding stock of Summerville through a merger of our wholly owned acquisition subsidiary with Summerville.  Under the terms of the merger agreement, a total of 8,392,656 shares of our common stock were issued: (i) to the Apollo funds, in satisfaction of certain loans from such entities to Summerville, (ii) to certain employees of Summerville in satisfaction of certain incentive compensation arrangements, and (iii) to the shareholders of Summerville, including the Apollo funds.

We entered into a shareholders’ agreement in connection with the acquisition of Summerville, dated March 29, 2007, as amended April 30, 2010, between us, the Apollo shareholders, the Saratoga shareholders, and the Baty shareholders.  Under the terms of this shareholders’ agreement, a representative of each of the Apollo shareholders, the Saratoga shareholders and the Baty shareholders has been elected or appointed to our board of directors.  However, on September 16, 2010, Messrs. Charles P. Durkin, Jr. and David Niemiec, who represented the Saratoga shareholders, resigned from our board of directors.  The resignation of Mr. Durkin from our board of directors created a vacancy for the representative designated by the Saratoga shareholders.  While the Saratoga shareholders have elected to not designate a new board representative, they have not permanently waived their right to designate a representative under the amended shareholders’ agreement.

In addition to the amended shareholders’ agreement, the Apollo shareholders, the Saratoga shareholders, the Baty shareholders, and Mr. Cobb entered into a registration rights agreement dated March 29, 2007.  Under the registration rights agreement, we agreed to register shares of common stock beneficially owned by these persons under certain circumstances.  In particular, we filed a shelf registration statement, which was declared effective by the SEC on January 16, 2008, to permit public resale of 4,859,008 shares beneficially owned by certain of the Apollo shareholders, and 1,800,000 shares beneficially owned by the Saratoga shareholders.  Pursuant to an amendment to the registration rights agreement dated as of March 31, 2010, we are obligated to keep this initial shelf registration statement effective until the earlier of: (1) April 1, 2012, (2) until all of the shares subject to this shelf registration statement have been sold, or (3) until all of the shares subject to this shelf registration statement are sold without restriction under Rule 144 under the Securities Act.  In addition, each of the Apollo shareholders, the Saratoga shareholders and the Baty shareholders have the right to request that we file up to two additional registration statements, one of which may be a shelf registration statement.  We have also granted the shareholders who are parties to the registration rights agreement certain customary incidental, or “piggyback,” registration rights to participate in registrations initiated by us for our own account or other security holders.  The Company and the shareholders who are parties to the registration rights agreement have agreed to certain other related obligations that are customary for agreements of this nature.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2011, our officers, directors, and greater-than-10% shareholders complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in the Proxy Statement

For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting of shareholders next year, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 27, 2012.  If the date of next year’s annual meeting of our shareholders is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Proposals should be addressed to: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

Advanced Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to the board of directors or to present a proposal at the 2013 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advanced written notice of such nomination or proposal in the manner required by our bylaws.  We expect our 2013 annual meeting of our shareholders to be held on May 9, 2013.  Based on this date, under our bylaws notice of nomination or other business must be delivered to our corporate secretary at our principal executive offices no earlier than February 8, 2013, and no later than March 10, 2013.  If less than 60 days’ notice or public disclosure of the date of the 2013 annual meeting of shareholders is given, then notice must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or such public disclosure was made.  Any shareholder notice shall set forth:  (i) the name and address of the shareholder making the proposal; (ii) a representation that the shareholder is entitled to vote at the annual meeting of our shareholders and a statement of the number of shares of our stock that are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the annual meeting, the language of the proposal and any material interest of the shareholder in presenting the proposal.

Our timely receipt of a proposal by a qualified shareholder will not guarantee the proposal’s inclusion in our proxy materials or presentation at the 2013 annual meeting of our shareholders, due to other requirements in the proxy rules.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC’s proxy rules, state law and our bylaws.

OTHER INFORMATION

We make available, free of charge, copies of our filings with the SEC, including this proxy statement and our 2011 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2011, to any shareholders upon request in writing or by phone to:  Investor Relations, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, (206) 298-2909.  The documents are also available for downloading or printing by going to our website at www.emeritus.com and selecting “Investors”.

Emeritus Corporation

2012 Annual Meeting of Shareholders

May 9, 2012, 10:00 a.m. Pacific Time

Harbor Club

Norton Building

South Cascade Room

801 Second Avenue 17th Floor

Seattle, Washington 98104

Directions

The Norton Building main entrance is located on Second Avenue between Columbia and Marion Streets. The following directions direct you to the parking garage entrance located on First Avenue.

Northbound on I-5:

Exit at James Street
Turn left (west) on James Street
Proceed west on James Street
Turn right on 4th Avenue
Turn left on Columbia Street
Turn right on 1st Avenue
NORTON BUILDING parking is the first driveway on the right

Southbound on I-5:

Exit at James Street
Turn right (west) on James Street
Proceed west on James Street
Turn right on 4th Avenue
Turn left on Columbia Street
Turn right on 1st Avenue
NORTON BUILDING parking is the first driveway on the right

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 09, 2012

EMERITUS CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 09, 2012
Date: May 09, 2012 **Time:** 10:00 AM PDT
Location: Harbor Club
801 Second Avenue
South Cascade Room
Seattle, Washington 98104

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Form 10-K 3. Shareholder Letter

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy*." To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

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Voting items

1. Election of Directors
Nominees
01 H. R. Brereton Barlow 02 Stuart Koenig 03 Robert E. Marks

The Board of Directors recommends you vote FOR the following proposal(s):

2. Vote to ratify appointment of KPMG LLP as our Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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EMERITUS CORPORATION
ATTN: LISA LORAN
3131 ELLIOTT AVENUE, SUITE 500
SEATTLE, WA 98121-1031

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 H. R. Brereton Barlow 02 Stuart Koenig 03 Robert E. Marks

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Vote to ratify appointment of KPMG LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com .

EMERITUS CORPORATION
Annual Meeting of Shareholders
May 9, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The shareholders hereby appoint Granger Cobb and Robert C. Bateman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EMERITUS CORPORATION that the shareholders are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, PDT on May 9, 2012, at the Harbor Club, 801 Second Avenue, South Cascade Room, Seattle, Washington 98104, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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